Exhibit 10.3

***Text Omitted and Filed Separately

Execution Copy

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Section 20080(b)(4) and Rule 406 of the

Securities Act of 1933, as amended.

CONFIDENTIAL	EXECUTION VERSION

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This RESEARCH COLLABORATION AND LICENSE AGREEMENT (the “Agreement”), effective as of June 1, 2016 (the “Effective Date”), is made by and between CELL DESIGN LABS, INC., a Delaware corporation with its principal place of business at 4165 Canyon Road, Lafayette, CA 94549 (“CDL”), and KITE PHARMA, INC., a Delaware corporation with registered address at 2225 Colorado Avenue, Santa Monica, CA 90404 (“Kite”). CDL and Kite are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CDL is a biotechnology company engaged in the research and development of novel human cell therapeutics through molecular engineering of signaling pathways in human cells;

WHEREAS, Kite is a clinical-stage biotechnology company engaged in the research and development and commercialization of novel cellular and other immunotherapies, including for the treatment of cancer;

WHEREAS, CDL and Kite desire to collaborate in relation to research and development of the use of CDL’s proprietary molecular “SWITCH” technology in connection with Kite’s cellular therapies, and potential commercialization of pharmaceutical products arising from such research and development activities for the treatment of certain hematological malignancies;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, CDL and Kite hereby agree as follows:

1.	DEFINITIONS

1.1 “Action Plan” shall have the meaning given in Section 3.3.

1.2 “Additional Research Activities” shall have the meaning given in Section 2.1(d).

1.3 “Affiliate” shall mean, as to a Party, any entity directly or indirectly controlling, controlled by or under common control with such Party, where “control” means (a) beneficial ownership of greater than fifty percent (50%) of the voting equity interests in such entity or (b) the possession, directly or indirectly, of the power to independently direct or cause the direction of the management and policies of an entity, whether through the ownership of a voting equity interest, by contract or otherwise.

1.4 “Alliance Manager” shall have the meaning set forth in Section 2.3.

1.5 “AML” means acute myeloid leukemia or acute myelogenous leukemia.

1.6 “Applicable Law” means, individually and  collectively, any and all applicable laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

1.7 “Background IP” means Patent Rights and Know-How (a) Controlled by a Party prior to the Effective Date or (b) Controlled by such Party during the Term, but not generated in the performance of the activities contemplated under this Agreement.

1.8 “Bankruptcy Code” shall have the meaning given in Section 13.4.

1.9 “B-Cell Malignancies” means the hematological malignancies or cancer that begins in blood-forming tissue, such as the bone marrow, or in the cells of the immune system and include B-cell lymphomas and leukemias. B-Cell Malignancies shall not include multiple myeloma.

1.10 “Biologics License Application” or “BLA” means a Biologics License Application (as more fully described in U.S. 21 C.F.R. Part 601.20 or its successor regulation) and all amendments and supplements thereto submitted to the FDA, or any equivalent filing, in a country or regulatory jurisdiction other than the U.S. with the applicable Regulatory Authority,  or any similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain marketing approval for a biologic product in a country or in a group of countries.

1.11 “Bi-Specific Product” means a CAR Product which is directed against at least two Targets, one of which is a Program Target, and the other of which is any other Target, which may be a Program Target. For clarity, a Bi-Specific Product may include a single chain or two independent CARs, as long as they are intended to be expressed in the same T-Cell.

1.12 “Business Day” means a day other than Saturday, Sunday or any day on which commercial banks located in the State of California, USA, are authorized or obligated by Applicable Laws to close.

1.13 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of the Term or following First Commercial Sale of Product shall extend from the commencement of such period to the end of the first complete Calendar Quarter thereafter; and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.14 “Calendar Year” means (a) for the first year of the Term, the period beginning  on the Effective Date and ending on December 31, 2016, (b) for each year of the Term thereafter, each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the last year of the Term, the period beginning on January 1 of the year in which the Agreement expires or terminates and ending on the effective date of expiration or termination of this Agreement.

1.15 “CAR” means a chimeric antigen receptor.

1.16 “CAR Product” means a pharmaceutical or biologic product in any form or composition containing a CAR T-Cell.

1.17 “CAR-SWITCH Inventions” shall have the meaning set forth in Section 8.2(b).

1.18 “CAR T-Cell” means an engineered T-Cell that expresses one or more CARs that are directed against a particular Target.

1.19 “CDL Background IP” means Background IP Controlled by CDL or its Affiliates.

1.20 “CDL Indemnitee” shall have the meaning given in Section 12.1.

1.21 “CDL Know-How” means all Know-How that is (a) (i) Controlled by CDL or its Affiliates as of the Effective Date or during the Research Term and (ii) used in or necessary for the practice of the Research Program Deliverables in accordance with the terms of this Agreement; or (b) any CDL Specific Invention. CDL Know-How shall include (1) all methods and materials utilized in and necessary for the achievement of the Research Milestones under the Research Plan (as set forth in Section 7.4) and (2) CDL’s interest in Joint Know-How.

1.22 “CDL Patents” means any Patent Right that is Controlled by CDL or its  Affiliates as of the Effective Date or during the Research Term, and Covers (a) the use or practice of the Research Program Deliverables in accordance with the terms of this Agreement,  or (b) any CDL Specific Invention. CDL Patents existing as of the Effective Date are listed in Exhibit B. CDL Patents include CDL’s interest in Joint Patents. For clarity, CDL Patents do not include the following Patent Rights that are […***…] (i) US Patent Application 62/120,256 entitled “Chimeric Notch Receptor Polypeptides and Methods of Use Thereof”, […***…] (collectively, the “synNotch Patents”).

1.23 “CDL Specific Inventions” shall have the meaning set forth in Section 8.2(a).

1.24 “CEOs” means the Chief Executive Officer of CDL and the Chief Executive Officer of Kite, or a named designee of either of the foregoing.

1.25 “Change of Control” means with respect to a specified Party: (a) the acquisition, directly or indirectly, by a Person or “group” (whether in a single transaction or multiple transactions) of more than 50% of the voting power of such Party or of beneficial ownership of (or the right to acquire such beneficial ownership) of more than 50% of the outstanding equity or convertible securities of such Party (including by tender offer or exchange offer); (b) any merger, consolidation, share exchange, business combination, recapitalization, the sale of substantially all of assets of, or similar corporate transaction involving such Party (whether or not including one or more wholly owned subsidiaries of such Party), other than: (i) transactions involving solely such Party and/or one or more Affiliates, on the one hand, and one or more of such Party’s

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Affiliates, on the other hand, and/or (ii) transactions in which the stockholders of such Party immediately prior to such transaction hold at least 50% of the voting power of the surviving company or ultimate parent company of the surviving company; or (c) the adoption of a plan relating to the liquidation or dissolution of such Party. For purposes of this definition, the terms “group” and “beneficial ownership” shall have the meaning accorded in the U.S. Securities Exchange Act of 1934 and the rules of the U.S. SEC thereunder in effect as of the Effective  Date.

1.26 “Claims” means all liability, loss, damage, claim, injury, costs or expenses (including reasonable attorneys’ fees and expenses of litigation) of any kind arising from Third Party demands, claims, actions and proceedings (whether criminal or civil, in contract, tort or otherwise).

1.27 “Clinical Trial” means a human clinical trial, including any Phase 1a Clinical Trial, Phase 1b Clinical Trial, Phase 1 Clinical Trial, Phase 2 Clinical Trial or Phase 3 Clinical Trial, any study incorporating more than one of these phases (including a Pivotal Clinical Trial), or any human clinical trial commenced after Regulatory Approval.

1.28 “Combination Product” shall have the meaning set forth in the definition of Net

Sales.

1.29 “Commercially Reasonable Efforts” means, with respect to either Party in relation to this Agreement, such efforts that are consistent with the efforts and resources used by a biopharmaceutical company […***…] in the exercise of its commercially reasonable business practices relating to an exercise of a right or performance of  an obligation under this Agreement, including the research, development, manufacture and commercialization of a pharmaceutical or biologic compound or product, as applicable, at a similar stage in its research, development or commercial life as the relevant compound or Licensed Product, and that has commercial and market potential similar to the relevant  compound or Licensed Product, taking into account issues of intellectual property coverage, safety and efficacy, stage of development, product profile, competitiveness of the marketplace, supply chain, proprietary position, regulatory exclusivity, anticipated or approved labeling, present and future market and commercial potential, the likelihood of receipt of Regulatory Approval, profitability (including pricing and reimbursement status achieved or likely to be achieved, amounts payable to licensors of patent or other intellectual property rights other than CDL under this Agreement), alternative products and legal issues.

1.30 “Confidential Information” shall have the meaning set forth in Section 10.1.

1.31 “Control” or “Controlled” means, with respect to any Know-How, Patent Rights or other Intellectual Property Rights, a Party has the legal authority or right (whether by ownership, license or otherwise) to grant a license, sublicense, access or right to use (as applicable) under such Know-How, Patent Rights, or other Intellectual Property Rights to the other Party on the terms and conditions set forth herein at the time of such grant, in each case without breaching the terms of any agreement with a Third Party.

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1.32 “Cover”, “Covering” or “Covered” means, with reference to a Patent Right and  a product, CAR T-Cell or construct thereof, composition, article of manufacture or method, that the manufacture, practice, use, offer for sale, sale or importation of such product, CAR T-Cell or construct thereof, composition, article of manufacture or method, would infringe a Valid Claim  of such Patent Right in the country in which such activity occurs without a license thereto (or ownership thereof).

1.33 “Data Package” shall have the meaning given in Section 3.3.

1.34 “directed against” means, as used in connection with a Target, that the product  or agent at issue is designed to interact or bind with such Target as its primary mechanism of action.

1.35 “Dollars” means the U.S. dollar, and “$” shall be interpreted accordingly.

1.36 “EMA” means the European Medicines Agency, and any successor entity thereto.

1.37 “EU” means all countries that are officially recognized as member states of the European Union and/or the European Economic Area at any particular time.

1.38 “Exclusivity Term” shall have the meaning set forth in Section 6.4.

1.39 “Exploit” means to research, develop, make, have made, manufacture, use, offer for sale, sell, import, export or otherwise exploit, or transfer possession of or title in, a product. Cognates of the word “Exploit” shall have correlative meanings.

1.40 “Field” shall mean the treatment, prevention and palliation of all human and animal diseases and disorders, including, without limitation, AML and B-Cell Malignancies.

1.41 “First Commercial Sale” shall mean the first arm’s length commercial sale for monetary value by Kite, its Affiliates or Sublicensees of a Licensed Product in the Territory to a Third Party who is not a Sublicensee for end use or consumption by the general public of such Licensed Product in any country following the receipt of Regulatory Approval for such Licensed Product by Kite, its Affiliates, or its Sublicensees; provided, however, that the following shall  not constitute a First Commercial Sale: […***…].  For purposes of clarification, except as otherwise provided in the previous sentence, any first arm’s length commercial sale to a distributor or wholesaler under any non- conditional sale arrangement would be a First Commercial Sale.

1.42 […***…]

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[…***…]

1.43 “FPFD” means, with respect to a Licensed Product and with respect to a Clinical Trial, the first patient, first dosing with a Licensed Product enrolled in such Clinical Trial.

1.44 “Full Time Equivalent” or “FTE” means the equivalent of a full-time scientist’s work time over a […***…] period (including customary vacations, sick days and holidays). The portion of an FTE year devoted by a scientist to the Research Program shall be determined by dividing the number of […***…] during any […***…] period devoted by such employee to the Research Program by the total number of working days during such […***…] period.

1.45 “FTE Hourly Rate” means the hourly rate for FTEs performing activities under the Research Plan mutually agreed by the Parties in writing from time to time. As of the Effective Date, the FTE Hourly Rate is […***…] dollars ($[…***…]) per hour.

1.46 “GAAP” means United States generally accepted accounting principles applied  on a consistent basis. Unless otherwise defined or stated herein, financial terms shall be calculated under GAAP.

1.47 “Governmental Authority” means any federal, state, national, state, provincial  or local government, or political subdivision thereof, or any multinational organization or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.48 “Improvement” means an advancement, modification, development or improvement.

1.49 “Indemnify” shall have the meaning given in Section 12.1.

1.50 “Infringe” or “Infringement” means any infringement as determined by Law, including, without limitation, direct infringement, contributory infringement or any inducement to infringe.

1.51 “Intellectual Property Rights” shall mean rights in and to all (a) U.S. and foreign patents and patent applications, including all provisional, utility, divisions, substitutions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof, (b) copyrights, whether registered or unregistered, (c) trade secrets, know-how, information, data, databases or materials, (d) software, (e) trademarks, service marks, trade names, trade dress, domain names and similar rights, including goodwill therein, and (f) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction, including the right to bring a claim with respect to any of the foregoing for past, present or future infringement, and any applications or registrations thereof.

1.52 “Inventions” means any process, method, composition, formulation, article of manufacture, method, discovery or finding, patentable or otherwise, including all rights, title and interest in and to the Intellectual Property Rights therein.

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1.53 […***…]

1.54 “Joint Development Committee” or “JDC” shall have the meaning set forth in Section 3.1.

1.55 “Joint IP” shall have the meaning given in Section 8.2(c).

1.56 “Joint Know-How” means the Know-How included in the Joint IP.

1.57 “Joint Patents” means the Patent Rights included in the Joint IP.

1.58 “Kite Background IP” means Background IP Controlled by Kite or its Affiliates.

1.59 “Kite Indemnitee” shall have the meaning given in Section 12.1.

1.60 “Kite IP” means (a) Background IP Controlled by Kite, and (b) Kite’s interest in any Research Program Inventions, excluding any Joint IP.

1.61 “Kite Materials” shall have the meaning set forth in Section 2.1.

1.62 “Kite Patents” shall have the meaning given in Section 9.2.

1.63 “Kite Specific Inventions” shall have the meaning set forth in Section 8.2(b).

1.64 “Kite CAR-SWITCH Patents” shall have the meaning set forth in Section 9.3.

1.65 “Kite Prosecuted Patents” shall have the meaning set forth in Section 9.3.

1.66 “Know-How” means any information and materials, including discoveries, improvements, modifications, processes, techniques, methods, assays, designs, protocols, formulas, data, know-how and trade secrets (in each case, patentable, copyrightable or otherwise), but excluding any Patent Rights.

1.67 “Licensed Product” shall mean any CAR Product utilizing SWITCH Technology that […***…]. Without limiting the foregoing, Licensed Products (A) shall include […***…], and (B) shall exclude […***…].

1.68 “Member” shall have the meaning set forth in Section 3.1.

1.69 “Milestone 1R” and “Milestone 2R” shall have the meanings given in the table in Section 7.4.

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1.70 “Negotiation Period” shall have the meaning set forth in Section 6.4(c).

1.71 “Net Sales” means, with respect to any Licensed Product following Regulatory Approval, the gross amounts invoiced by Kite, its Affiliates and Sublicensees (each, a “Selling Party”) to Third Party customers in an arm’s length transaction for sales of such Licensed Product, less the following deductions actually incurred, allowed, taken, paid, accrued or allocated […***…], for:

[…***…]

[…***…]. For the avoidance of doubt, […***…].  Also, notwithstanding anything to the contrary above, […***…]. If a Licensed Product is sold in combination with other pharmaceutical or biologics products, diagnostic products, or active ingredients that are not themselves Licensed Products (collectively, the “Combination Components”, and taken together (whether co-formulated, co-packaged or for co-administration) with the Licensed Product, the “Bundled Product”) the Net Sales applicable to such transaction will  be  […***…]

[…***…].

1.72 “Non-Publishing Party” shall have the meaning given in Section 10.6(a).

1.73 “Option” shall have the meaning set forth in Section 4.1.

1.74 “Option Exercise Fee” shall have the meaning set forth in Section 4.2.

1.75 “Option Indication” shall have the meaning set forth in Section 4.1.

1.76 “Option Notice” shall have the meaning set forth in Section 4.1.

1.77 “Option Period” shall have the meaning set forth in Section 4.1.

1.78 “Patent Rights” means all patents and provisional and non-provisional patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, patent term extensions, patent term adjustments, and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.79 “Person” means any corporation, limited or general partnership, limited   liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

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1.80 […***…]

1.81 […***…]

1.82 “Phase 1 Clinical Trial” means either a Phase 1a Clinical Trial or a Phase 1b Clinical Trial.

1.83 “Phase 1a Clinical Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.84 “Phase 1b Clinical Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a further determination of safety and pharmacokinetics of a Licensed Product whether or not in combination with concomitant treatment after an initial  Phase 1a Clinical Trial, prior to commencement of Phase 2 Clinical Trials or Phase 3 Clinical Trials, and which provides (itself or together with other available data) sufficient evidence of safety to be included in regulatory filings for a Phase 2 Clinical Trial or a Phase 3 Clinical Trial with Regulatory Authorities, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.85 “Phase 2 Clinical Trial” means a human clinical trial of a Licensed Product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular therapeutic indication or therapeutic indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.86 “Phase 3 Clinical Trial” means a human clinical trial of a Licensed Product in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to (a) establish that the Licensed Product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed, and (c) support Regulatory Approval for such Licensed Product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.87 “Pivotal Clinical Trial” means a Clinical Trial of a Licensed Product on a sufficient number of subjects that, prior to commencement of the trial, satisfies both of the following ((a) and (b)):

(a) such Clinical Trial is designed to establish that such Licensed Product has an acceptable safety and efficacy profile for its intended use, and to determine warnings,

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precautions, and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed, which such clinical trial is intended to support Regulatory Approval of such Licensed Product, or a similar clinical study prescribed by the United States or EMA; and

(b) such Clinical Trial may be a Phase 2 Clinical Trial or Phase 3 Clinical Trial and satisfies the requirements of any of the expedited development and review pathways available at the FDA or its foreign equivalent.

1.88 “Post-Grant Proceedings” shall have the meaning set forth in Section 9.2.

1.89 “Prior Agreement” shall have the meaning given in Section 10.3.

1.90 “Product Infringement” shall have the meaning given in Section 9.6(a).

1.91 “Program Targets” means (a) the one or more Targets associated with AML that are selected by Kite as Program Targets from the list of Target Candidates on Exhibit E by written notice to CDL within […***…] of the Effective Date and thereafter listed on  Exhibit D, (b) if the Option is exercised by Kite pursuant to Article 4, the one or more Targets that are selected by Kite as Program Targets for B-Cell Malignancies from the list of Target Candidates on Exhibit E in connection with such Option Exercise, and otherwise, as Exhibit D and Exhibit E may be amended from time to time pursuant to Section 2.1(d). For clarity, upon designation by Kite as a Program Target, each Target shall no longer be considered a Target Candidate and shall be removed from the list on Exhibit E..

1.92 “Publishing Party” shall have the meaning given in Section 10.6(a).

1.93 “Regulatory Approval” means all approvals, licenses, registrations, and authorizations by the Regulatory Authority necessary for the commercial sale of a Licensed Product in the Field in a given country or regulatory jurisdiction, including pricing and reimbursement approval where required as part of obtaining such regulatory approval.

1.94 “Regulatory Authority” means any applicable Governmental Authority or other authority responsible for granting Regulatory Approvals for the Products, including the FDA, the EMA and any corresponding national or regional regulatory authorities.

1.95 “Relevant Additional IP” shall have the meaning set forth in Section 5.3.

1.96 “Remainder” shall have the meaning given in Section 9.6(g).

1.97 “Research Funding” shall have the meaning given in Section 7.2.

1.98 “Research Milestones” means collectively Milestone 1R and Milestone 2R, as set forth in Section 7.4.

1.99 “Research Plan” shall have the meaning set forth in Section 2.1.

1.100 “Research Program” shall have the meaning set forth in Section 2.1.

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1.101 “Research Program Deliverables” means the deliverables that CDL provides to Kite in accordance with the terms of the Research Plan.

1.102 “Research Program Inventions” means all Inventions discovered, conceived or created during the Research Term by either Party or its Affiliates alone, or by the Parties jointly, in each case as a result of the activities conducted under the Research Plan. For clarity, Research Program Inventions include (a) CDL Specific Inventions, (b) Kite Specific Inventions and (c) Joint IP.

1.103 “Research Term” shall have the meaning set forth in Section 2.1(c)

1.104 “Review Period” shall have the meaning given in Section 2.1(e).

1.105 “Royalty Term” shall have the meaning set forth in Section 7.8.

1.106 “Rules” shall have the meaning given in Section 14.1.

1.107 […***…]

1.108 “Selling Party” shall have the meaning set forth in the definition of Net Sales.

1.109 “Sublicensee(s)” shall mean any Person other than an Affiliate of Kite to which Kite has granted a sublicense under this Agreement. For clarity, Kite may sublicense rights under this Agreement to an Affiliate.

1.110 “SWITCH Technology” means a […***…].

1.111 “Target” means an antigen expressed on or in a tumor cell.

1.112 “Target Candidates” means the Targets mutually agreed by the Parties to be associated with AML and/or B-Cell Malignancies, as applicable.  The Target Candidates as of  the Effective Date are listed on Exhibit E, as may be amended from time to time pursuant to Section 1.91 or Section 2.1(e).

1.113 “T-Cell” means a T-lymphocyte.

1.114 “Term” shall have the meaning set forth in Section 13.1.

1.115 “Territory” means worldwide.

1.116 “Third Party” shall mean any party other than Kite, CDL, or an Affiliate of either Kite or CDL.

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1.117 “Third Party Compensation” shall have the meaning set forth in Section 7.7(b).

1.118 “Transaction” shall have the meaning set forth in Section 6.4(b).

1.119 “Transaction Assets” shall have the meaning set forth in Section 6.4(b).

1.120 “Transaction Notice” shall have the meaning set forth in Section 6.4(b).

1.121 “Transaction Proposal” shall have the meaning set forth in Section 6.4(b).

1.122 […***…]

1.123 “Valid Claim” means (a) an issued claim of any issued patent within the CDL Patents that has not expired, or been revoked, cancelled, become abandoned or disclaimed, been declared invalid and/or unenforceable by a patent office or a decision or judgment of a court or other appropriate body of competent jurisdiction; and (b) a claim included in a pending patent application included in the CDL Patents that is being prosecuted in good faith and that has not been cancelled, withdrawn from consideration, finally determined to be unallowable by the patent office or applicable governmental authority (from which no appeal is or can be taken), or abandoned or disclaimed; provided, however, that, if a claim of a patent application has been pending for more than seven (7) years, such claim will not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent issues with such claim; provided, further, that, for purposes of the foregoing proviso, any newly filed claim which claims priority to any earlier filed claim shall be considered pending for the same period of time as such earlier filed claim has been pending.

1.124 “VAT” shall have the meaning set forth in Section 7.11(b).

2.	RESEARCH PROGRAM

2.1 Research Program.

(a) The Parties will conduct a research program directed to the use of the SWITCH Technology to develop constructs of CAR T-Cells utilizing SWITCH Technology that are specifically directed against the Program Targets, pursuant to a research plan mutually agreed to by the Parties (such plan, the “Research Plan” and such program, the “Research Program”), which Research Plan is set forth as Exhibit A to this Agreement. The Parties agree that CDL  will, as between the Parties, have the primary responsibilities for the conduct of the Research Program. The Research Plan includes (i) an expected timeline for the research activities, (ii) any biological or chemical materials, information or other Know-How to be provided by Kite to CDL in order for CDL to conduct the Research Program (the “Kite Materials”), and (iii) any milestones to be achieved during such research (in addition to the Research Milestones set forth in Section 7.4).

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(b) CDL shall apply resources as reasonably necessary to carry out the Research Plan during the Research Term, and shall use Commercially Reasonable Efforts to achieve the Research Milestones set forth in Section 7.4 and any other objectives specified in the Research Plan. As of the Effective Date, the Parties have agreed that such resources initially  shall include […***…] FTEs allocated to activities under the Research Plan. CDL shall use Commercially Reasonable Efforts to ensure that the FTEs assigned to perform activities under the Research Program devote at least […***…] percent ([…***…]%) of their total working time to activities under the Research Plan, unless otherwise directed by Kite. CDL may in its sole discretion apply more than […***…] FTEs to the Research Plan, provided that such increase in FTE allocation shall be at CDL’s sole cost and expense, unless Kite otherwise agrees in writing to provide additional funding to cover all or a portion of such increase in FTE allocation. Notwithstanding the foregoing, if Kite requests (and agrees to reimburse the costs of) an increase in the FTE allocation to the Research Plan, CDL shall use Commercially Reasonable Efforts to implement such FTE increase.

(c) The term of the Research Program shall commence on the Effective Date and expire upon the earlier of (i) the […***…](the “Research Term”). Subject to Kite’s payment obligations pursuant to Section 7.4, Kite may elect to terminate the Research Program upon […***…] written notice to CDL following CDL’s achievement  of Milestone 2R (if achieved before Milestone 1R). The Parties may mutually agree to extend the Research Term following Kite’s exercise of the Option pursuant to Article 4. If the Research Term expires following the achievement of the Research Milestones, or if Kite terminates the Research Program following achievement of Milestone 2R (if achieved before Milestone 1R),  the Parties shall promptly meet following CDL’s notification of the achievement of the applicable milestone(s) (or Kite’s notice of termination of the Research Program, as applicable), to discuss the process of winding down the Research Program and any completion activities (or potential new projects) that Kite desires CDL to conduct, provided that CDL shall have no obligation to accept any new or additional projects following achievement of the Research Milestones. CDL shall use Commercially Reasonable Efforts to wind down the Research Program, including its utilization of FTEs in relation thereto, as soon as reasonably practicable following the Parties’ meeting to discuss termination of the Research Program. Kite shall reimburse CDL’s reasonable internal direct and out of pocket costs of conducting any  completion or wind down activities requested by Kite or reasonably required to close out the Research Program, subject to receiving an invoice for the aggregate wind down costs within […***…] of the end of the Research Term. For clarity, other than for activities requested  by Kite, Kite shall not pay for any internal or external costs incurred after the end of the  Research Term.

(d) After the selection of the initial Program Targets within […***…]  of the Effective Date, Kite shall have the option, from time to time during the Research Term, upon written notice to CDL, to nominate one or more Target Candidates to become Program Targets within the Research Program, provided that prior to designating any Target Candidates associated with B-Cell Malignancies (that are not also associated with AML) as Program Targets, Kite must first  exercise the Option in accordance with  the terms of Article 4.  The

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Parties shall meet promptly following Kite’s nomination of any additional Program Target(s) to agree upon the scope of additional research and development activities resulting from the inclusion of such Program Target within the Research Program, and to determine (i) the necessary amendments to the Research Plan to effect such activities, (ii) the amount of increased Research Funding (including as a result of any increase in allocated FTEs or extension of the Research Term) required to complete such activities with respect to such additional Program Targets, provided that any increase in Research Funding shall be limited to what is necessary to perform activities that are specifically related to addition of the new Program Target and incremental to the scope of work under the pre-existing Research Plan (the “Additional Research Activities”). All work performed by CDL in connection with such additional Program Targets shall be at the FTE Hourly Rate, and, other than additional consumables or other expenses mutually agreed by the Parties in connection with the increase in the Research Funding, […***…].  No Target Candidate shall be added to the list of Program Targets unless the Parties mutually agree to the addition of such Program Target in writing, provided that CDL may not withhold its consent to the inclusion of an additional Program Target if Kite agrees to increase the Research Funding to cover the cost of any Additional Research Activities. Notwithstanding the foregoing, if requested by Kite, the Parties may also mutually agree to remove an existing Program Target and substitute a Target Candidate in place of such Program Target. Any substitution of a  Program Target shall be subject to the foregoing: (A) CDL may not withhold its consent to such substitution if such substitution does not result in any increase in the resources required to perform the activities under the Research Plan (including the number or allocation of FTEs), (B) […***…] and (C) upon the substitution of such Program Target, the original Program Target shall be added to the list of Target Candidate, and shall be subject to CDL’s obligations under Section 6.4(b), but shall no longer be subject to Section 6.4(a) as a Program Target.

(e) From time to time during the Research Term, Kite may nominate Targets that are associated with AML and/or B-Cell Malignancies, as applicable, to be added to the list of Target Candidates by providing written notice to CDL through the JDC, which notice shall include (i) the name of the Target, and (ii) reasonably substantiated written evidence that was presented or published after the Effective Date or generated by Kite, its Affiliates or its or their collaborators after the Effective Date, that such Target is either (A) associated with AML and/or (unless the Option Period has expired without the Option having been exercised), any B-Cell Malignancy, and/or (B) associated with the enablement or activation of a CAR T-Cell in association with AML and/or B-Cell Malignancies, as applicable. The JDC will consider the information provided by Kite at the next meeting following such notification (which shall in any event occur within […***…] following such notification). CDL shall have […***…] following the date of the foregoing meeting of the JDC (the “Review Period”) to object, on reasonable grounds, to the addition of such Target as a Target Candidate, provided further that if CDL has, prior to the date of Kite’s notification to the JDC, entered into a definitive written agreement granting rights to a Third Party with respect to products directed against such Target, such Target shall not be added as a Target Candidate.  If CDL provides no objection within such

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Review Period, such Target shall be deemed a Target Candidate. If CDL notifies Kite in writing prior to the expiration of the Review Period that it is objecting to the addition of the proposed Target as a Target Candidate, such dispute shall be subject to escalation and resolution in accordance with Article 14. For clarity, Target Candidates will no longer include Targets associated with B-Cell Malignancies (unless also associated with AML) after the expiration of the Option Period if the Option is not exercised, and such Targets shall be removed from the list of Target Candidates as of the date of expiration of the Option, and CDL shall have no further exclusivity obligations to Kite under Section 6.4 with respect to such Targets.

2.2 Transfer of Kite Materials. Kite will transfer to CDL any Kite Materials specified in the Research Plan for use by CDL in conducting the Research Program and performing its obligations under this Agreement. CDL agrees that the Kite Materials shall be  used in compliance with Applicable Law and the terms and conditions of this Agreement, (including the license granted to CDL under Section 5.1(a)) and shall not be reverse engineered or, unless so specified in the Research Plan, chemically analyzed. Except as otherwise provided under this Agreement, all Kite Materials shall remain the sole property of Kite, and shall be returned to Kite or destroyed, in Kite’s sole discretion, upon the termination of this Agreement or expiration of the Research Term, whichever is the earlier. Kite hereby represents and warrants to CDL, as of the date of any transfer of Kite Materials to CDL, that (a) it has the rights in and to the Kite Materials necessary to provide such Kite Materials to CDL to perform the Research Program, and to grant the licenses to CDL with respect to such Kite Materials that Kite purports to grant under Section 5.1, and (b) to Kite’s knowledge, the use of the Kite Materials in accordance with the terms of this Agreement to perform the activities contemplated under the Research Plan will not infringe a Third Party’s Intellectual Property Rights.

2.3 Alliance Managers. Each Party shall by written notice to the other Party appoint a principal point of contact to be its project manager (the “Alliance Manager”) who shall coordinate and act as a liaison with such other Party with respect to this Agreement and the Research Program and who shall have the authority to act on behalf of their respective Parties. The initial Alliance Managers are set forth in Exhibit C. Each Party may from time to time change its Alliance Manager upon written notice and reasonable consultation with the other Party. The Alliance Managers’ responsibilities shall generally include overseeing  and supervising its Party’s fulfillment of its obligations under the Research Plan, understanding the obligations of the other Party under the Research Plan, discussing the progress of the Research Program, and identifying barriers to success, key issues and issues-resolution options with the other Party’s Alliance Manager.  The Alliance Managers shall not have any authority to amend  or interpret this Agreement.

3.	GOVERNANCE

3.1 Joint Development Committee. Promptly following the Effective Date, the Parties shall establish a Joint Development Committee to oversee, coordinate and review the activities to be conducted under the Research Plan and this Agreement (the “Joint Development Committee” or “JDC”). The JDC shall be comprised of at least two (2) members from each Party with appropriate relevant expertise (each, a “Member”). Each Party may replace any appointed Member at any time upon written notice to the other Party. Each Party shall designate one (1) of its Members as co-chairperson of the JDC. Each of the co-chairpersons shall be responsible, on an alternating basis, with the Kite co-chairperson having responsibility with respect to the initial meeting, for working with the Alliance Managers to schedule meetings, prepare and circulate an agenda in advance of each meeting. Any JDC member may add topics to the draft agenda. The following shall apply to the JDC and its members:

(a) During the Research Term, the JDC shall meet at least once every Calendar Quarter at times mutually agreed upon by the Parties, or more frequently as the Parties deem appropriate. At least two (2) such meetings per Calendar Year shall be held in person, and all other such meetings may be held by teleconference or videoconference. The location of the meetings to be held in person shall alternate between sites designated by each Party, or as otherwise mutually agreed upon;

(b) The presence of at least two (2) CDL Members and two (2) Kite Members shall be required to constitute a quorum at any meeting of a committee. No business shall be transacted at any meeting of a committee unless a quorum of the members of such committee is present at the time when the meeting proceeds to business;

(c) In addition to its Members, the Parties’ Alliance Managers shall attend and the Parties shall have the right to invite observers to each meeting of a committee. For meetings of the JDC, a Party must provide the other Party with advance written notice of such observers. Such observers shall not have any voting rights and shall be bound by written obligations of confidentiality and non-use, either by virtue of his or her employment by such Party or by a separate written agreement; and

(d) Each Party shall be responsible for all travel and related costs and expenses for its Members and other representatives to attend meetings of, and otherwise participate on any committee.

3.2 Responsibilities of the JDC. The responsibilities of the JDC shall include: (a) overseeing, reviewing and coordinating the Parties’ implementation of the Research Plan, including reviewing data provided by CDL to evidence its achievement of the Research Milestones, (b) making key decisions as designated in the Research Plan, including determining whether or not the Research Milestones (as applicable) have been met, as set forth in Section 3.3,

(c) reviewing proposals for amendment to the Research Plan, including an expanded Research Plan if Kite exercises the Option pursuant to Article 4 or otherwise adds a Program Target from the list of Target Candidates pursuant to Section 2.1(d), (d) reviewing the proposed list of additional Program Targets following Kite’s delivery of an Option Notice, (e) providing a forum for the Parties to exchange information regarding Kite’s plans for Exploitation of Licensed Products, and (f) undertaking and/or approving such other matters as are specifically provided  for the JDC under this Agreement.

3.3 Research Milestone Achievement. Promptly following CDL’s determination  that it has achieved Milestone 1R or Milestone 2R, as applicable, CDL shall provide the JDC with a data package that includes the data and information required under the Research Plan and reasonably necessary for the JDC to determine whether the applicable Research Milestone has been achieved (the “Data Package”). The JDC shall have […***…] to meet and consider such Data Package, and to confirm (or deny) in writing that the criteria for the applicable Research Milestone have been achieved. The JDC may request that CDL provides additional  data and information to assist in such determination. If the JDC confirms that the applicable Research Milestone has been achieved, then Kite shall pay the applicable Research Milestone Payment in accordance with Section 7.4. If the JDC does not agree that the applicable Research Milestone has been achieved, then (i) the Parties may mutually agree, through the JDC, upon a plan of action or steps to be taken by CDL in order to achieve the Research Milestones (the “Action Plan”), provided that, unless the Parties mutually agree, […***…], or (ii) if the Parties do not agree upon an Action Plan under the foregoing (i), or if the Parties do not mutually agree that the applicable Research Milestone has been achieved following implementation of the Action Plan, either Party may escalate such dispute to the CEOs for resolution in accordance with Article 14.

3.4 Decision-Making. All of a Party’s Members whether present in person or by  other means (e.g., teleconference) at any meeting shall vote collectively counting as one vote. Decisions of the JDC shall require the unanimous vote of both Parties. In the event that the JDC is unable to reach a unanimous vote with respect to a particular matter, then the matter shall be escalated for resolution by the CEOs in accordance with Section 14.1. If such matter cannot be resolved by the CEOs, it shall be finally determined in accordance with Article 14. All decisions of the JDC within its authority shall be documented in meeting minutes prepared by Kite’s Alliance Manager. Such meeting minutes shall be considered accepted by the Parties unless a Party objecting to the content of such minutes objects to them in writing within ten (10) business days after receipt of such minutes. Other communication between or among any members of the JDC outside of a JDC meeting shall not be deemed to constitute a JDC decision unless incorporated in meeting minutes, nor shall any decision of the JDC outside its authority be deemed binding on either Party.

3.5 Post-Research Term. Following the expiration of the Research Term (as it may be extended pursuant to this Agreement), the JDC shall remain in place, but shall reduce its meetings (which may both be by teleconference or videoconference) to the following events for the first Licensed Product in AML and the first Licensed Product in the first indication in B-Cell Malignancies: (a) completion of all IND-enabling studies, (b) completion of the first Phase 1 Clinical Trial, and (c) completion of the first Phase 2 Clinical Trial.  Neither Party shall have any obligation to schedule or attend JDC meetings after the Research Term except as set forth above, and upon completion of the JDC meeting following completion of the first Phase 2 Clinical Trial for AML, the JDC will be disbanded, unless the Parties mutually agree that it should continue. Kite shall have the final decision-making authority with respect to all decisions on the JDC following the expiration of the Research Term.

4.	EXTENDED RESEARCH PROGRAM OPTION

4.1 Option to Expand the Research Program. Kite shall have an exclusive option (the “Option”), exercisable at any time upon written notice to CDL (and payment of an additional option exercise fee as set forth below) during the […***…]   following the

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Effective Date (the “Option Period”), to expand the Research Plan to include additional Targets selected from the list of Target Candidates on Exhibit E that are associated with B-Cell Malignancies (the “Option Indications”, and such notice, the “Option Notice”). The Option Notice shall specify the Target Candidate(s) that Kite wishes to include within the scope of the Research Program, to the extent associated with the Option Indications, and such Target Candidate(s), upon exercise, will be deemed a Program Target(s). If the Option Period expires without Kite delivering an Option Notice to CDL, all Target Candidates solely associated with B-Cell Malignancies shall be removed from the list on Exhibit E, and CDL shall have no further obligation to grant any rights to Kite with respect to the Option Indications or to any Targets that are associated with B-Cell Malignancies other than the Target Candidates associated with AML and Program Targets.

4.2 Option Exercise Fee. Kite shall pay to CDL a one-time, non-refundable, non- creditable option exercise fee in the amount of […***…] dollars ($[…***…]) (the “Option Exercise Fee”) as set forth below, and the nominated Target Candidate(s) shall be added to the list of Program Targets on Exhibit D. Within […***…] following the payment of the  Option Exercise Fee, the Parties, through the JDC, shall agree in writing upon an expanded Research Plan, including the specific activities and materials to be undertaken or provided by the Parties, timeline, budget and amount of additional funding to be contributed by Kite for the conduct of the expanded Research Program. The terms and conditions of this Agreement shall apply to the conduct of such expanded Research Program. If the Parties agree to expand the Research Program, they may also extend the Research Term for a mutually agreed period. The Option Fee shall be paid in […***…] installments, as follows: (a) […***…] dollars ($[…***…]) within […***…], and (b) […***…] dollars ($[…***…]) […***…]. Each Party shall negotiate in good faith, and will not unreasonably delay negotiations with respect to completion of the expanded Research Plan. In the event that despite such good faith negotiations, the Parties have not agreed to an expanded Research Plan within […***…] following payment of the first installment of the Option Exercise Fee, then the matter will be escalated pursuant to dispute resolution provisions of Section 14.1 for the finalization of the Research Plan.

4.3 […***…]

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5.	LICENSES

5.1 Research Program License. Subject to the terms and conditions of this Agreement:

(a) Kite hereby grants to CDL, a limited, non-exclusive, non-sublicenseable (except as set forth in subsection (b) below), non-transferable (except as set forth in Section  15.3) license during the Research Term (i) to use and practice the Kite IP, solely to the extent necessary for CDL to carry out its obligations under the Research Plan, and (ii) to use the Kite Materials transferred to CDL pursuant to Section 2.2, solely for performing activities under the Research Plan. For clarity, the foregoing license (A) does not include the right for CDL to use  the Kite IP in connection with any other activities other than those required to carry out the Research Program, and (B) shall automatically terminate upon the earlier of the termination of this Agreement, completion of the Research Plan, or (in the case of the license under (ii)) discontinuation of the use of such Kite Materials.

(b) The license set forth in subsection (a) shall include the right for CDL to sublicense such rights to its Affiliates, contractors or service providers (but solely to the extent that they are performing services solely related to the Research Plan) without the consent of Kite, provided that CDL shall remain fully liable for the acts and omissions of, and for any breach of this Agreement by, such Affiliate(s), contractors and service providers. CDL shall provide Kite with […***…] notice of such sublicense. CDL shall not have the right to sublicense to any Third Party without the consent of Kite.

5.2 License to Kite. Subject to the terms and conditions of this Agreement, CDL hereby grants to Kite an exclusive (even as to CDL and its Affiliates), worldwide, sublicenseable (through multiple tiers), transferable, perpetual and irrevocable license under the CDL Patents and the CDL Know-How to Exploit Licensed Products for use in the Field.

5.3 Additional Third Party IP. Notwithstanding the scope of the license granted to Kite pursuant to Section 5.2, if CDL in-licenses any Intellectual Property Rights from a Third Party during the Research Term or within […***…] after the effective date of expiration of the Research Term that are necessary or reasonably useful for the Exploitation of Licensed Products in the Territory in AML or the Option Indications (unless the Option has expired without being exercised) (such Intellectual Property Rights, the “Relevant Additional IP”), then prior to using any such Relevant Additional IP in connection with activities under the Research Plan, CDL shall disclose the Relevant Additional IP to Kite for potential use by Kite,  its Affiliates and Sublicensees in relation to the Exploitation of Licensed Products; provided that, if a sublicense to Kite would result in any additional financial obligations to CDL arising under CDL’s agreement with the Third Party Controlling such Intellectual Property Rights, such Relevant Additional IP may be utilized by CDL or Kite in connection with this Agreement (and therefore included within the license to Kite) only if […***…]

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5.4 FTO License.  Subject to the terms and conditions of this Agreement and without limiting Section 5.2, CDL hereby grants to Kite a nonexclusive, royalty-free, worldwide, sublicenseable (through multiple tiers), transferable, perpetual and irrevocable license under any Intellectual Property Rights Controlled by CDL as of the Effective Date, or at any time during  the Term, solely to the extent necessary to use or practice the Research Program Deliverables in connection with the Exploitation of Licensed Products in the Field. For clarity, the foregoing license does not include, and no right or license is granted to Kite, under the synNotch Patents.

5.5 No Other Rights.  Each Party acknowledges that the rights and licenses granted  to it under this Article 5 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right,  title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by the other Party to such Party. All rights that are not specifically granted herein are reserved to the possessing Party.

6.	DEVELOPMENT; COMMERCIALIZATION; EXCLUSIVITY

6.1 Development. Following the expiration of the Research Term and for the remainder of the Term, (a) Kite shall have […***…], and (b) Kite shall use Commercially Reasonable Efforts to develop (including by maintaining an active and ongoing development program directed to) (i) at least […***…] directed against AML and (ii) if Kite exercises the Option pursuant to Article 4, at […***…] directed against […***…] within the B-Cell Malignancies field.

6.2 Commercialization. Following the expiration of the Research Term and for the remainder of the Term, Kite shall have […***…] and shall use Commercially Reasonable Efforts to commercialize at least […***…] in the United States.

6.3 Reports. Following the disbanding of the JDC, and for the remainder of the term of this Agreement, Kite shall provide CDL with a written report providing a status of Kite’s Exploitation of Licensed Products at least once in each Calendar Year. Such report shall cover the previous […***…] period and shall be provided by Kite no later than […***…]

([…***…]) […***…] after each Calendar Year. Each such update shall summarize Kite’s (either by itself or through its Affiliates and its Sublicensees) activities with respect to Exploitation of Licensed Product. CDL may reasonably request that Kite provide more detailed information and data regarding such Kite reports, and Kite shall as soon as reasonably practicable provide CDL with information and data as is reasonably related to such request, at CDL’s reasonable expense.

6.4 Exclusivity.

(a) During the Research Term and for a period of […***…] following the expiration of the Research Term (the “Exclusivity Term”), except as expressly permitted under this Agreement, CDL shall not engage in (or grant licenses for) Exploitation of products that utilize SWITCH Technology (i) […***…]

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[…***…], or (ii) […***…].  If Kite terminates this Agreement prior to the expiration of the Research Term (including, for clarity, following the achievement by CDL of […***…] Research Milestones), the Exclusivity Term shall also terminate, and CDL shall have no further exclusivity obligations to Kite under this Section 6.4 following the effective date of such termination.

(b) Without limiting subsection (a), CDL and its Affiliates may, during the Exclusivity Term, (i) engage in its own research, development and commercialization, and (ii) grant licenses or other rights (including by way of the grant of an option) to Third Parties, in  each case of (i) and (ii) with respect to […***…]. Notwithstanding the foregoing, prior to entering into  an  agreement with a Third Party for (A) the grant of a license to practice any Intellectual Property Rights, or (B) the transfer or sale of any products or technology (collectively (A) and (B) the “Transaction Assets”), that are Controlled by CDL and specifically directed against or specifically associated with Target Candidates (a “Transaction”), CDL shall first notify Kite in writing of its intention to enter into such a Transaction and the Target Candidates to which such Transaction relates (a “Transaction Notice”), and Kite shall have a right of first negotiation to negotiate the terms of such a Transaction with CDL during the Negotiation Period (as defined in (c) below). The Parties shall negotiate during the Negotiation Period in good faith, provided that at least […***…] prior to the expiration of the Negotiation Period, CDL shall make a written proposal to Kite that includes the material terms, including at a minimum the principal economic terms, on which CDL is willing to enter into such Transaction (a “Transaction Proposal”). If, prior to the expiration of the Negotiation Period, CDL has made a Transaction Proposal to Kite that Kite has declined to accept, and the Parties are otherwise unable to agree on terms during such Negotiation Period, then CDL shall be free following the expiration of the Negotiation Period to enter into a transaction with any Third Party with respect to the same Targets and substantially the same Transaction Assets, provided that each of the up-front payment, total milestone payments and royalty rates agreed to by the Third Party are at least as favorable to CDL, as the terms that CDL offered to Kite in the Transaction Proposal.

(c) For the purposes of this Section 6.4, the “Negotiation Period” shall commence on a Transaction-by-Transaction basis upon CDL delivering a Transaction Notice to Kite. If CDL provides such Transaction Notice during the Option Period and the proposed Transaction relates to Targets associated with the Option Indication, the Negotiation Period shall end upon the later of (i) the expiration of the Option Period, or (ii) […***…] after the date of the Transaction Notice. In all other cases, the Negotiation Period shall expire […***…] after the date of the Transaction Notice.

(d) For clarity, (i) during the Option Period, and solely for the purposes of CDL’s exclusivity obligations under this Section 6.4, Target Candidates associated with B-Cell Malignancies  shall  be  treated  as  if  they  were  Program  Targets  and  shall  be  subject  to the restrictions set forth in subsection (a) above, and (ii) if the Option is not exercised by Kite, CDL shall have no further exclusivity obligations under this Section 6.4 to Kite with respect to B-Cell Malignancies or any Target associated with B-Cell Malignancies (but not with AML), including any Target that was listed as a Target Candidate for B-Cell Malignancies (but not with AML) during the Option Period.

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(e) If Kite ceases, during the Exclusivity Term, to use Commercially Reasonable Efforts to develop any Licensed Product in AML, including by at least maintaining an active and ongoing program directed to the development of […***…] Licensed Product in AML, Kite shall promptly notify CDL in writing, and all exclusivity obligations of CDL to Kite under this Section 6.4, in relation to AML and any Program Targets designated by Kite with respect to AML (but that are not also Program Targets with respect to B-Cell Malignancies), shall terminate effective as of the date of such notice.

(f) If Kite exercises the Option, and ceases, during the Exclusivity Term, to use Commercially Reasonable Efforts to develop any Licensed Product in […***…] of the B- Cell Malignancies, including by at least maintaining an active and ongoing program directed to the development of […***…] in […***…] of the B -Cell Malignancies,  Kite shall promptly notify CDL in writing, and all exclusivity obligations of CDL to Kite under this Section 6.4 in relation to the B-Cell Malignancies and any Program Targets designated by Kite with respect to the B-Cell Malignancies (that are not also Program Targets with respect to AML) shall terminate effective as of the date of such notice.

(g) Following expiration of the Exclusivity Term, CDL and its Affiliates may use and practice, and may grant rights to Third Parties to use and practice, the CDL Know- How (but not the CDL Patents) for all purposes, including the right to Exploit CAR Products directed against one or more of the Program Target(s). Notwithstanding the foregoing, in the  case of exclusivity expiration arising from subsections (e) or (f) above, exclusivity shall expire with respect to the affected Program Targets, and all exclusive rights and licenses granted to Kite with respect to such Program Targets (including with respect to the CDL Patents), shall be non- exclusive, provided that if Kite does not recommence an active and ongoing development program and use Commercially Reasonable Efforts to progress the development of […***…] in AML and/or B-Cell Malignancies, as applicable, within […***…] following the date that Kite’s licenses become non-exclusive with respect to such program, the licenses granted to Kite pursuant to Sections 5.2 and 5.4, and to CDL pursuant to Section 5.1(a), shall terminate.

7.	PAYMENTS

7.1 Initial Consideration; Option Exercise Fee.

(a) In consideration for the rights granted to Kite under this Agreement, Kite shall pay to CDL a one-time-only, non-refundable, non-creditable payment of two million Dollars ($2,000,000) within seven (7) Business Days after the Effective Date.

(b) On the Effective Date, Kite shall purchase […***…] shares of CDL’s Series C convertible preferred stock at $[…***…] per share and […***…] shares of CDL’s Series B convertible preferred stock at $[…***…] per share, pursuant to the stock purchase agreement and related agreements entered or to be entered into between the Parties of even date herewith.

(c) Upon Kite’s exercise of the Option with respect to B-Cell Malignancies, Kite shall pay the Option Exercise Fee in accordance with Section 4.2.

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7.2 Research Cost Support. As of the Effective Date, Kite has agreed to provide research support to CDL of up to […***…] dollars ($[…***…]) during the period of […***…] following the Effective Date (the “Research Funding”). The Research Funding is  expected to be allocated equally across each year of the Research Term, up to a maximum of […***…] dollars ($[…***…]) in each […***…] period following the Effective Date, calculated based on a budgeted number of up to […***…] FTEs at the FTE Hourly Rate, and anticipated out-of-pocket costs of conducting activities under the Research Plan in accordance with the mutually agreed budget therefor. In addition to the Research Funding, Kite shall also make available to CDL an allowance of up to […***…] dollars ($[…***…]) for out-of-pocket costs incurred by CDL during the Research Term in engaging a Third Party to conduct […***…]. The Parties may mutually agree in writing at any time to increase the amounts of the Research Funding and/or the […***…] allocated during any specific time period during  the Term, provided that in no event will the total amount of financial support provided by Kite for the Research Program exceed nine million ($9,000,000) without Kite’s prior written consent. Notwithstanding the foregoing, if Milestone 2R (as set forth in Section 7.4) is achieved by CDL prior to the […***…] of the Effective Date, and Kite elects to terminate the Research Program then subject to Section 13.6(d), Kite shall not be obligated to provide further Research Funding or […***…] to CDL following the expiration of the Research Term (as set forth in Section 2.1(c)).

7.3 Payment of Research Cost Support. Within […***…] following the end of each Calendar Quarter (and following any expiration of the Research Term prior to the […***…] of the Effective Date), CDL shall provide to Kite an invoice setting forth the hours worked by the applicable FTEs and the costs incurred by CDL in performing the Research Program during such Calendar Quarter. Kite shall pay such invoice within […***…] of receipt to the extent such invoiced amounts are within the budget for the Research Plan. The  CDL personnel involved in the performance of the Research Program shall keep time sheets tracking the time such individual spent working in support of the Research Program and invoices shall include sufficient detail and supporting documentation.

7.4 Research Milestone Payments. In consideration for the rights granted to Kite under this Agreement, Kite shall make the following non-refundable, non-creditable research milestone payments to CDL with respect to such Licensed Products, within […***…] from the date of invoice by CDL after achievement of the relevant milestone for the Licensed Products as set forth in the table below:

Research Milestone Event		Milestone Amount Due
1R.	[…***…]	[…***…]
[…***…]
2R.	[…***…]	[…***…]
[…***…]
	Maximum Total Research Milestone Payments	$[…***…]*

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*Each of the milestone payments set forth in the table above shall be payable only […***…], the […***…] time the milestone event is achieved by CDL in AML in accordance with the criteria for “proof  of concept” set forth in the Research Plan. Furthermore, notwithstanding the milestone amounts due for Milestones 1R and 2R in the table above in Section 7.4, the aggregate amount payable by Kite for all research milestones achieved by CDL shall not exceed […***…] dollars ($[…***…]). For clarity, (a) if CDL first achieves Milestone 1R, Kite shall pay […***…] dollars ($[…***…]) for Milestone 1R, and if CDL subsequently achieves Milestone 2R, the payment due for Milestone 2R shall be […***…] dollars ($[…***…]), resulting in an aggregate payment by Kite for all research milestones of […***…] dollars ($[…***…]), and (b) if CDL first achieves Milestone 2R, Kite shall pay […***…] dollars ($[…***…]) for Milestone 2R, and the payment for Milestone 1R shall be […***…], resulting in an aggregate payment by Kite for all research milestones of […***…] dollars ($[…***…]). The determination of the achievement of any Research Milestone shall be made pursuant to Section 3.3.

7.5 Development and Regulatory Milestone Payments. In consideration for the rights granted to Kite under this Agreement, Kite shall make the following non-refundable, non- creditable development and regulatory milestone payments to CDL with respect to Licensed Products, within […***…] from the date of invoice by CDL after achievement of the relevant milestone for the applicable Licensed Product as set forth in the table below:

Development Milestone Event		Milestone Amount Due on First Licensed Product	Milestone Amount Due on Second Licensed Product
1.	[…***…]	$[…***…]	$[…***…]
2.	[…***…]	$[…***…]	$[…***…]
3.	[…***…]	$[…***…]	$[…***…]
4.	[…***…]	$[…***…]	$[…***…]
5.	[…***…]	$[…***…]	$[…***…]

***Confidential Treatment Requested

For clarity, (a) each of milestones […***…] set forth in the table above under Section 7.5 shall be payable by Kite only […***…], for the […***…] Licensed Products to achieve such milestone events, at the amounts set forth in the table above, regardless of whether more than  […***…] Licensed Products achieve any of such milestones, and (b) each of milestones […***…] shall be payable by Kite only […***…] times, for the […***…] Licensed Products to achieve such milestone events, at the amounts set forth in the table above, regardless of whether more than […***…] Licensed Products achieve any such milestones.  Notwithstanding the foregoing, if  […***…] of the […***…] Licensed Products achieves milestone […***…] by being […***…] without having already achieved milestone […***…], Kite shall make an additional payment to CDL in the amount of […***…] dollars ($[…***…]) (if this occurs for the […***…] such Licensed Product) or […***…] dollars ($[…***…]) (if this occurs for the […***…] such Licensed Product) on or before the […***…], representing the payment that would have been due to CDL upon the achievement of milestone […***…] for the applicable Licensed Product.

7.6 Royalties. Subject to Sections 7.7 and 7.8, following Regulatory Approval, on a country-by-country and Licensed Product-by-Licensed Product basis, Kite shall pay to CDL non- creditable, non-refundable royalties on aggregate annual Net Sales of all Licensed Products in  the Territory, as calculated by multiplying the applicable royalty rate by the corresponding amount of incremental Net Sales of all Licensed Products in the Territory in each Calendar Year as follows:

Annual Net Sales of Licensed Products in the Territory	Royalty Rate
For that portion of annual aggregate Net Sales of Licensed Products in a Calendar Year that are […***…]	[…***…]%
For that portion of annual aggregate Net Sales of Licensed Products in a Calendar Year that are […***…]	[…***…]%

For example, if aggregate annual Net Sales of all Licensed Products in the Territory in a Calendar Year is $[…***…], then royalties payable by Kite, prior to any applicable royalty floor or offset pursuant to Section 7.7 below, would equal ([…***…]% of $[…***…]) + ([…***…]% of $[…***…]) = $[…***…].

7.7 Royalty Floors and Offsets. If (i) Kite, in its reasonable judgment, determines that it is required to obtain a license from any Third Party in order to avoid infringement of such Third Party’s Patents as a result of the practice of the CDL Patents and/or Switch Technology, and (ii) Kite is required to pay to such Third Party a royalty, milestone payments or other monetary   compensation   in   consideration   for   the   grant   of   such   license   (“Third Party

***Confidential Treatment Requested

Compensation”), then for the period during which Kite owes royalties to CDL hereunder, the amounts that would otherwise have been payable as royalties to CDL under this Agreement on the portion of annual aggregate Net Sales of Licensed Products that exceed […***…] dollars ($[…***…]) shall be […***…].

7.8 Royalty Term. Royalties shall be paid under Section 7.6, on a country-by- country and Licensed Product-by-Licensed Product basis, commencing on First Commercial  Sale of such Licensed Product in such country until the late§r of the date upon which there is no Valid Claim of the CDL Patents in either (a) the United States, or (b) the country of sale, that would be infringed at the time of sale, absent a license, by the sale of such Licensed Product in either the United States or such country (collectively, the “Royalty Term”), provided, if at any time during the Royalty Term there is a Valid Claim in the United States Covering such Licensed Product, but no Valid Claim in the applicable country Covering such Licensed Product, the royalty rate applicable to all Net Sales of such Licensed Product in such country shall be […***…]. Following the expiration of the Royalty Term, if CDL is required to continue to pay royalties to […***…], Kite shall continue to pay royalties on “Net Sales” of such products at a rate equal to […***…]. Except as set forth in the preceding sentence, following the Royalty Term, Kite’s license rights under any CDL Intellectual Property Rights shall be fully paid up and royalty-free.

7.9 Royalty Reports and Payment. Within […***…] after the  end of  each […***…], commencing with the […***…] during which the First Commercial Sale of the first Licensed Product is made anywhere in the Territory, Kite shall provide CDL with a report that contains the following information for the applicable calendar quarter, on a Product-by-Product and country-by-country basis: (a) the amount of gross sales of Licensed Products, (b) an itemized calculation (including the number of each type of Licensed Product sold) of Net Sales showing deductions provided for in the definition of “Net Sales,” (c) a calculation of the royalty payment, in Dollars, due on such Net Sales, including the method of such calculation, (d) the exchange rate for such country, and (e) any other information  reasonably necessary and requested by CDL in order to demonstrate compliance with CDL’s financial obligations under the […***…] with respect to Kite’s sales of Licensed Products, as applicable. […***…] the delivery of the foregoing applicable […***…] report, Kite shall pay in Dollars all royalties due to CDL with respect to Net Sales by Kite, its Affiliates and their respective Sublicensees for such […***…].

7.10 Currency; Exchange Rate. All payments to be made by Kite to CDL under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from CDL. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported on the Oanda website (http://www.oanda.com/currency/historical-rates/ ), or such other source as the Parties may agree in writing, for the first, middle and last business days of the applicable reporting period for the payment due.

***Confidential Treatment Requested

7.11 Taxes.

(a) Withholding. In the event that any Applicable Law requires Kite to withhold taxes with respect to any payment to be made by Kite pursuant to this Agreement, Kite will notify CDL of such withholding requirement prior to making the payment to CDL and provide such reasonable assistance to CDL, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in CDL’s efforts to claim an exemption from or reduction of such taxes. Kite will, in accordance with such Applicable Law withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish CDL with proof of payment of such taxes within […***…] following the payment.  If taxes are paid to a tax  authority, Kite shall provide reasonable assistance to  CDL to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.

(b) VAT. All payments due to CDL from Kite pursuant to this Agreement shall be paid exclusive of any value-added tax (“VAT”) (which, if applicable, shall be payable  by Kite upon receipt of a valid VAT invoice). If CDL determines that it is required to report any such tax, Kite shall promptly provide CDL with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 7.11(b) is not intended to limit Kite’s right to […***…] in determining Net Sales.

7.12 Interest. Kite shall pay CDL interest on any undisputed payments that are not paid on or before the due date under this Agreement at the overnight LIBOR rate in effect on the date such payment was due to be paid) plus […***…] percent ([…***…]%), or the maximum applicable legal rate, if less, calculated based on the total number of days payment is delinquent.

8.	IP OWNERSHIP

8.1 Background IP. Each Party will own and retain all right, title and interest in its Background IP.

8.2 Ownership of Inventions.

(a) Subject to Kite’s ownership of any Kite Specific Inventions pursuant to Section 8.2(b), CDL shall solely own all Research Program Inventions (whether developed by CDL, Kite, or jointly by the Parties) that (i) constitute an Improvement to, or relate specifically  to the SWITCH Technology (including the method of use of the SWITCH Technology in connection with, or incorporating the SWITCH Technology into, a human cell), and (ii) do not also constitute an Improvement to, nor relate specifically to, any Kite Background IP (the “CDL Specific Inventions”). Kite shall assign, and hereby assigns, its right, title and interest in and to any CDL Specific Inventions to CDL.

***Confidential Treatment Requested

(b) Kite shall solely own (i) all rights in the CAR T-Cell constructs included within the Research Program Deliverables, and (ii) all Research Program Inventions (whether developed by CDL, Kite, or jointly by the Parties) that constitute an Improvement to, or relate specifically to, (A) engineered T-Cells (including CAR T-Cells) directed against Targets, (B) the Program Targets, (C) the Kite Background IP, and/or (D) both the SWITCH Technology and engineered T-Cells (including CAR T-Cells) directed against Targets, (a “CAR-SWITCH Invention”) (the Inventions in (A) through (D), the “Kite Specific Inventions”). CDL shall assign, and hereby assigns, its right, title and interest in and to any Kite Specific Inventions to Kite. Subject to the terms and conditions of this Agreement, Kite, on behalf of itself and its Affiliates, hereby grants and agrees to grant to CDL a worldwide, fully paid up, perpetual, irrevocable, non-exclusive license, with a right to grant sublicenses through multiple tiers, under any CAR-SWITCH Inventions, solely to the extent such CAR-SWITCH Invention is necessary  or reasonably useful for the use of SWITCH Technology in connection with, or the process of incorporation of the SWITCH Technology into, a human cell, to practice such CAR-SWITCH Invention in connection with the SWITCH Technology for all purposes, excluding any use or practice of such CAR-SWITCH Invention in connection with CAR Products directed against any Program Target. For clarity, the foregoing license shall not include the grant of any license or other rights under any Kite Background IP, even if such Kite Background IP is embodied in a CAR-SWITCH Invention. Similarly, no license or other rights are granted to Kite under any  CDL Background IP, even if such CDL Background IP is embodied in a Research Program Invention, except as set forth in Article 5 (or Section 13.1 in the case of expiration of this Agreement).

(c) Except as set forth in Sections 8.2(a) and (b), ownership of all Inventions shall be assigned based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws.  All jointly owned Inventions shall be referred to  as “Joint IP” and each Party shall own an undivided half interest in the Joint IP and any Patent Rights claiming such Joint IP (“Joint Patents”). Subject to the licenses granted to the other  Party under this Agreement, and Section 9.6(a) with respect to enforcement of such Joint IP, neither Party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise exploit Inventions or intellectual property included within Joint IP, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting. Each Party agrees to execute all papers and otherwise agrees to assist the other Party as reasonably required, to perfect in the other Party the rights, title and other interests owned by such Party under this Section 8.2 and Intellectual Property Rights relating thereto, as applicable.

8.3 Disclosure and Assignment of Research Program Inventions. Each Party shall promptly disclose to the other Party, in writing, no later than the occurrence of the first JDC meeting following such conception, all Research Program Inventions, including all invention disclosures or other similar documents submitted to such Party by its, or its Affiliates’, employees, agents or independent contractors relating to such Research Program Inventions, and shall  also  respond   promptly  to  reasonable   requests  from  the   other  Party  for     additional information relating to such Research Program Inventions.

8.4 No Other Rights. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license, express or implied, under any of such Party’s Intellectual Property Rights.

9.	PATENT PROSECUTION AND ENFORCEMENT

9.1 CDL Patent(s). As between the Parties, CDL will be solely responsible, at its own cost, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all CDL Patents, not including Joint Patents. With respect to any CDL Patents, CDL shall consult with Kite and keep Kite reasonably informed of the status of such CDL Patents and shall promptly provide Kite with material correspondences received from any patent authorities in connection therewith. In addition, CDL shall promptly provide Kite with drafts of all proposed material filings and correspondences to any patent authorities with respect to the CDL Patents for Kite’s review and comment prior to the submission of such proposed filings and correspondences. CDL shall confer with Kite and shall take into consideration Kite’s comments in relation to such prosecution, and shall use reasonable efforts to implement any reasonable changes requested by Kite towards the objective of optimizing overall patent protection with respect to the CDL Patents.  Kite shall provide any such comments within   […***…] of receiving the draft filings and correspondences from CDL. If Kite does not provide comments within such period of time, then Kite shall be deemed to have no comment to such proposed filings or correspondences. For the purpose of this Article 9, “prosecution” shall include any post-grant proceeding including supplemental examination, post grant review proceeding, inter parties review proceeding, patent interference proceeding, opposition proceeding and reexamination. Kite acknowledges that CDL’s obligations under this Section 9.1 with respect to any CDL Patents […***…] shall be subject to the terms of those licenses, and CDL shall not be in breach of its obligations under this Section 9.1 if it is complying with the terms of the […***…] in relation to patent prosecution activities.

9.2 Kite Patents. Kite will be solely responsible, at its own cost, and at its discretion, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part, and substitute applications and any foreign counterparts thereof), and maintaining all Patent Rights included within Background IP Controlled by Kite, and any Patent Rights in Kite Specific Inventions other than CAR-SWITCH Inventions (the “Kite Patents”). Kite will be solely responsible, at its own cost, for defending Kite Patents in any post-grant proceeding including supplemental examination, post grant review proceeding, inter parties review proceeding, patent interference proceeding, opposition proceeding, and reexamination (collectively “Post-Grant Proceedings”).

9.3 Joint Patents and Kite CAR-SWITCH Patents.

(a) Kite shall be solely responsible, at Kite’s cost, and at its discretion, for preparing, filing, prosecuting (including, but not limited to provisional, reissue, continuing, continuation-in-part,  and  substitute  applications  and  any  foreign  counterparts  thereof),   and

***Confidential Treatment Requested

maintaining the Joint Patents and any Patent Rights Covering CAR-SWITCH Inventions (“Kite CAR-SWITCH Patents”, and collectively, the “Kite Prosecuted Patents”). Kite will also be solely responsible, at its own cost, and at its discretion, for defending Kite Prosecuted Patents in any Post-Grant Proceeding.

(b) Kite shall consult with CDL and keep CDL reasonably informed of the status of the Kite Prosecuted Patents (including in relation to any Post-Grant Proceedings) and shall promptly provide CDL with material correspondences received from any patent authorities in connection therewith. In addition, Kite shall promptly provide CDL with drafts of  all proposed material filings and correspondences to any patent authorities with respect to the Kite Prosecuted Patents for CDL’s review and comment prior to the submission of such proposed filings and correspondences. Kite shall confer with CDL and shall take  into  consideration CDL’s comments in relation to such prosecution or conduct of Post-Grant Proceedings, and shall use reasonable efforts to implement any reasonable changes requested by CDL towards the objective of optimizing overall patent protection for such Kite Prosecuted Patents prior to submitting such filings and correspondences, provided that CDL shall provide such comments within […***…] of receiving the draft filings and correspondences from Kite. If CDL does not provide comments within such period of time, then CDL shall be deemed to have no comment to such proposed filings or correspondences. In case of disagreement between the Parties with respect to the filing, prosecution, and maintenance of, or any Post-Grant Proceedings relating to, the Kite Prosecuted Patents, the final decision shall be made by Kite.

9.4 Collaboration. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts under this Article 9, including providing any necessary powers of attorney and executing any other required documents or instruments for  such prosecution. The Party assuming such prosecution and maintenance responsibilities shall have the right to engage its own counsel to perform such activities.

9.5 Abandonment.

(a) CDL shall notify Kite of any decision to cease prosecution and/or maintenance of, any CDL Patents in any country.   CDL shall provide such notice at least  […***…] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such CDL Patent. In such event ([…***…]), CDL shall permit Kite at its discretion and expense, to continue prosecution or maintenance of such CDL Patent in such country. Kite’s prosecution or maintenance of such CDL Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such CDL Patent, provided that Kite shall be entitled to deduct all costs of prosecution and maintenance of the same from any royalties owing to CDL under Article 7.

(b) Kite shall notify CDL of any decision to cease prosecution and/or maintenance of, any Kite Prosecuted Patent in any country. Kite shall  provide such notice at  least […***…] prior to any filing or payment due date, or any other due date that requires action in order to avoid loss of rights, in connection with such Kite Prosecuted Patent. In such event,  Kite  shall  permit  CDL,  at  its  discretion  and  expense,  to  continue  prosecution       or

***Confidential Treatment Requested

maintenance of such Kite Prosecuted Patent in such country. CDL’s prosecution or maintenance of such Kite Prosecuted Patent shall not change the Parties’ respective rights and obligations under this Agreement with respect to such Kite Prosecuted Patent.

9.6 Enforcement

(a) The Parties hereto shall inform each other promptly in writing of any alleged or threatened Infringement by any Third Party of any Patent Right included within the CDL Patents, Joint Patents, Kite CAR-SWITCH Patents, or any Kite Patents that Cover a Kite Specific Invention other than a CAR-SWITCH Invention, where such infringement (i) relates to the making, using, selling, importing, offering for sale, CAR Products utilizing SWITCH Technology, or (ii) adversely affects or is expected to adversely affect any Licensed Product in the  Field,  including  any  “patent  certification”  filed  in  the  United  States  under  21   U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions and of any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability or non-infringement of any of the CDL Patents, Joint Patents, or any Kite Patents that Cover a Research Program Invention (collectively “Product Infringement”), and the Parties shall consult with each other regarding any actions to be taken with respect to such Product Infringement, including sharing all information available to it regarding such alleged Product Infringement.

(b) For Product Infringement in the Territory in connection with a CDL Patent (provided that if the […***…]), CDL shall have the first right to bring and control any legal action in connection with such Product Infringement, and Kite shall have the right to be represented in any action by counsel of its choice. CDL shall keep Kite reasonably informed as to the status of, and all material developments in, such action, and reasonably consider and incorporate Kite’s input regarding the strategy and handling of such enforcement activities, including seeking Kite’s consent in any key aspects thereof, including determination of litigation strategy and filing of pleadings and other material filings with the court, which consent shall not be unreasonably withheld or delayed. In addition, CDL shall provide Kite with drafts of all such pleadings and other material filings, and shall in good faith incorporate all reasonable comments to the same by Kite before filing such papers. Kite shall provide CDL reasonable assistance in such enforcement under this subsection (b), at CDL’s request and expense, including joining such action as a party plaintiff if required by Applicable Law to continue such action.

(c) Kite shall have the first right to bring and control any legal action in connection with any Product Infringement in the Territory that relates to the Kite Prosecuted Patents and Kite Patents that Cover a Research Program Invention, at its own expense as it reasonably determines appropriate, and CDL shall have the right to be represented in any such action by counsel of its choice. Kite shall keep CDL reasonably informed as to the status of, and all material developments in, such action, and shall consider in good faith and incorporate CDL’s input regarding the strategy and handling of such enforcement activities.

***Confidential Treatment Requested

(d) The Party having the first right to bring and control a legal action under subsections (b) and (c) above (the “First Enforcing Party”) shall have a period of […***…] after its receipt or delivery of notice under subsection (a) to elect to so enforce the CDL Patents or the Kite Prosecuted Patents, as applicable in the Field in the Territory (or to settle or otherwise secure the abatement of such Product Infringement). If the First Enforcing Party fails  to commence a suit to enforce the CDL Patents or Kite Prosecuted Patents, as applicable, or to settle or otherwise secure the abatement of such Product Infringement within such period, then the other Party (the “Second Enforcing Party”) shall have the right, but not the obligation ([…***…]), to commence a suit or take action to enforce such CDL Patents or Kite Prosecuted Patents, as applicable, in the Field in the Territory at its own cost and expense. In such event, promptly after the expiration of the applicable […***…] period, or the First Enforcing Party’s notice to the Second Enforcing Party that it does not elect to enforce such CDL Patents or Kite Prosecuting Patents, as applicable, the Parties shall meet to discuss in good faith and determine the strategy for enforcing such Patent Rights. The Second Enforcing Party shall not take any action with respect to such enforcement that is inconsistent with the strategy agreed by the Parties. The Second Enforcing Party shall provide the First Enforcing Party with drafts of all material papers to be filed with the court and shall incorporate all reasonable comments thereto by the First Enforcing Party before filing such papers. The First Enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense. In addition, the First Enforcing Party will provide the Second Enforcing Party reasonable assistance in such enforcement, at the Second Enforcing Party’s request and expense, including joining  such action as a party plaintiff if required by Applicable Law to continue such action.

(e) CDL shall have the exclusive right to enforce the CDL Patents, other than Joint Patents, for any Infringement that is not a Product Infringement at its own expense as  it reasonably determines appropriate, […***…]. Kite shall have the exclusive right to enforce the Kite Patents for any Infringement at its own expense as it reasonably determines appropriate. With respect to any Infringement (that is not a Product Infringement) relating to any Joint Patents, each Party shall have the right to enforce such Joint Patents as its cost and its sole discretion, provided that the enforcing Party shall notify the other Party in writing promptly upon becoming aware of such Infringement.

(f) At the request of the Party bringing the action against any Product Infringement, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required including if reasonably beneficial for the action. In connection with any such proceeding, the Party bringing the action shall not enter into any settlement admitting the invalidity of, or otherwise impairing the other Party’s rights in, the Patent Rights that are the subject of the applicable enforcement action without the prior written consent of the other Party.

(g) Any recoveries resulting from enforcement action relating to a claim of Product Infringement shall be first applied against payment of each Party’s costs and expenses in connection therewith. Any such recoveries in excess of such costs and expenses (the “Remainder”) shall be shared by the Parties as follows:

(i) if Kite is the enforcing party, the Remainder shall be […***…]; and

(ii) if CDL is the enforcing party, the Remainder shall be […***…].

***Confidential Treatment Requested

10.	CONFIDENTIALITY

10.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed by the Parties in writing, the Parties agree that the receiving  Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Confidential Information of the disclosing Party. The term “Confidential Information” will mean all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by disclosing  Party or at the request of receiving Party, including any of the foregoing of Third Parties. Disclosure of Confidential Information under this Agreement, including the transfer of material between the Parties or the sublicensees and Third Party subcontractors, shall be a private disclosure and not a commercial sale of the material. Notwithstanding the foregoing, the receiving Party’s obligations of non-disclosure and the limitations on the receiving Party’s right to use the disclosing Party’s Confidential Information Confidential shall not apply to information or materials to the extent that the receiving Party can establish by written documentation that such information or material:

(a) was already rightfully known to or possessed by the receiving Party or any of its Affiliates, other than under an obligation of confidentiality, at the time of disclosure hereunder;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or any of its Affiliates;

(c) became generally available to the public or otherwise part of the public domain after its disclosure hereunder other than through any act or omission of the receiving Party or any of its Affiliates in breach of this Agreement;

(d) was independently developed by employees, agents, Third Party subcontractors, consultants of the receiving Party or any of its Affiliates without use of or reference to the disclosing Party’s Confidential Information as demonstrated by documented evidence prepared contemporaneously with such independent development; or

(e) was disclosed to the receiving Party or any of its Affiliates, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

10.2 Authorized Use and Disclosure.       In addition to the rights granted in  Article 5 each Party may use and disclose Confidential Information of the other Party as follows: (a) to those of its Affiliates, employees, agents, consultants, and Third Party subcontractors who are under written obligations of confidentiality and non-use at least as stringent as those herein and who are performing activities pursuant to the Research Programs; (b) complying with Applicable Laws, orders of a court, or the securities laws and regulations applicable to the public sale of securities; provided, however, that if a Party is required by Applicable Laws, orders of a court, or rules of stock exchange to make any such disclosure of the other Party’s Confidential  Information it shall, to the extent legally permissible and practicable, give reasonable advance notice to the other Party of such disclosure requirement and, shall use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (c) such disclosure is reasonably necessary (i) to comply with the requirements of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of a Licensed Product; or (ii) for prosecuting or defending litigation as contemplated by this Agreement; or (d) to the extent mutually agreed by the Parties pursuant to Section 10.6(a).

10.3 Prior Agreement. This Agreement supersedes the Confidential Disclosure Agreement between the Parties dated August 4, 2015 (the “Prior Agreement”) with respect to information disclosed thereunder. All information exchanged between  the Parties under the  Prior Agreement shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 10.

10.4 Agreement Terms Confidential. Each of the Parties agrees not to disclose to  any Third Party the terms and conditions of this Agreement without the prior written approval of the other Party, except to advisors (including financial advisors, attorneys and accountants) and  to potential and existing investors, collaborators, partners, licensees, acquirers, lenders, or investment bankers under circumstances that reasonably protect the confidentiality thereof, and except as permitted pursuant to Section 10.2. Notwithstanding the foregoing, each Party shall have the right to issue a press release to announce the execution of this Agreement as approved  in writing by the other Party, which other Party’s approval in writing shall not be unreasonably withheld. Kite and CDL agree to issue the press release in Exhibit F; thereafter, either Party may disclose to Third Parties the information contained in such press release without the need for further written approval by the other. Kite shall have the sole right to disclose the Program Targets, provided that (a) if Kite publicly discloses that it is conducting research and development activities with respect to a Program Target, CDL shall thereafter be permitted to disclose that it is conducting such activities with respect to such Program Target, without including any additional Confidential Information, and that it is working with Kite in relation to such activities, unless Kite directs otherwise, and (b) CDL shall be permitted to disclose to any Third Party that a Program Target is unavailable for the grant of rights in relation to such Program Target to such Third Party.

10.5 Term of Obligations of Confidentiality and Non-use. The obligations of confidentiality and non-use under this Agreement shall expire […***…] from the termination or expiration of this Agreement.

***Confidential Treatment Requested

10.6 Publication.

(a) Rights.   If either Party wishes to publish the Confidential Information   of the other Party, the Party desiring to publish such information (“Publishing Party”) shall notify the other Party (“Non-Publishing Party”) in writing at least […***…] prior to any proposed disclosure. During such at least […***…] reviewing period, if the Non- Publishing Party wishes to (a) remove its Confidential Information from such proposed publication or presentation, the Publishing Party shall remove such Confidential Information from such proposed publication or presentation; or (b) request a reasonable delay in publication or presentation in order to protect patentable information, the Publishing Party shall delay the publication or presentation for a period of no more than […***…] to enable patent applications to be filed in accordance with Article 9 protecting Inventions disclosed in such publication or presentation. For clarity, if the Non-Publishing Party fails to notify the Publishing Party during the […***…] reviewing period as provided under this Section 10.6(a), the Publishing Party shall be free to proceed with the proposed publication or presentation of such Confidential Information. For clarity, the Research Program Deliverables and any data generated under the Research Plan shall be Kite’s Confidential Information.

(b) Cooperation. Authorship of all publications and presentations of data, results or information arising from the Research Program will be based on contributions to the Research Program in accordance with industry standards and journal requirements. Each Party agrees to work in good faith with the other Party with respect to any such publication or presentation reasonably requested by such other Party.

10.7 Injunction. Each Party shall be entitled, in addition to any other right or remedy  it may have, at law or in equity, to seek an injunction, in any court of competent jurisdiction, enjoining or restraining the other Party and/or its Affiliates from any violation or threatened violation of this Article 10.

11.	WARRANTIES;

11.1 Representations  and  Warranties  of Each Party.Each  Party represents and warrants to the other Party as of the Effective Date that:

(a) it is duly organized and validly existing under the laws of the jurisdiction of its incorporation, and it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; and

***Confidential Treatment Requested

(c) it has obtained or will obtain written agreements from each of its employees, consultants, and contractors who perform activities under the Research Plan pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign Inventions in a manner consistent with the provisions of this Agreement.

11.2 CDL. CDL represents and warrants to Kite as of the Effective Date that:

(a) it has the rights in and to the CDL Patents and the CDL Know-How necessary to perform the Research Program, and to grant the licenses to Kite under such CDL Patents and CDL Know-How that CDL purports to grant pursuant to this Agreement;

(b) it has not granted to any Third Party any rights in or to the SWITCH Technology, or under the CDL Patents or CDL Know-How that would otherwise interfere or be inconsistent with Kite’s rights hereunder. Except for the […***…], the CDL Patents and  CDL Know-How are not subject to any liens or encumbrances. No patent application or registration within the CDL Patents is subject of any pending interference, opposition, cancellation or patent protest;

(c) to CDL’s knowledge as of the Effective Date, the practice of the CDL Patents and the use of the CDL Know-How to perform the activities contemplated under the Research Plan will not infringe a Third Party’s Intellectual Property Rights;

(d)there are no judgments or settlements against or owed by CDL or any of its Affiliates with respect to the SWITCH Technology, and there is no action, claim, demand, suit, proceeding, arbitration, citation, summons, subpoena or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of CDL, threatened against CDL or any of its Affiliates, in each case in connection with the SWITCH Technology or relating to the transactions contemplated by this Agreement;

(e) it has provided to Kite a true and complete copy of […***…] are in full force and effect as of the Effective Date. CDL is not, and to CDL’s knowledge, the other parties thereto are not, in material breach, violation or default of […***…], and there does not exist, to the knowledge of CDL, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach, violation or default. The […***…] constitute valid and binding obligations of CDL, and (ii) to CDL’s knowledge, each is binding and enforceable against the other parties thereto. Neither CDL nor any of its Affiliates has received or given any written notice, of an intention to terminate, not renew or challenge the validity or enforceability of […***…], nor any of the Intellectual Property Rights licensed to CDL therein;

(f) it shall not, without the prior written approval of Kite, (i) amend any provision of the […***…] that would adversely impact Kite’s rights under this Agreement, (ii) make any election or exercise any right or option to terminate in whole or in part […***…], or (iii) make any election or exercise any right or option that would result in the increase in any royalties owed by CDL under the […***…].

***Confidential Treatment Requested

11.3 Mutual Covenants.

(a) No Debarment. In the course of conducting the Research Program and the Exploitation of Licensed Products hereunder, neither Party nor its Affiliates shall use any employee or consultant who has been debarred by any Regulatory Authority, or, to such Party’s or its Affiliates’ knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its or its Affiliates’ employees or consultants has been debarred or is the subject of debarment  proceedings by any Regulatory Authority.

(b) Compliance. Each Party and its Affiliates shall comply in all material respects with all Applicable Laws (including all anti-corruption and anti-bribery laws) in relation to the conduct of the Research Program and performance of its obligations under this Agreement, including (in the case of Kite) the Exploitation of Licensed Products hereunder. Each Party and its Affiliates shall, in connection with its activities hereunder, use its best efforts to comply with all applicable (i) U.S. Laws prohibiting the re-export, directly or indirectly, of certain controlled U.S.-origin items without a license to parties located in certain countries or appearing on certain

U.S. Government lists of restricted parties; (ii) U.S. Laws prohibiting participation in non-U.S. boycotts that the United States does not support; and (iii) U.S. Laws prohibiting the sale of products to parties from any country subject to U.S. economic sanctions or who are identified on related U.S. Government lists of restricted parties.

11.4 Warranty Disclaimer. EXCEPT AS SET FORTH IN THIS ARTICLE 11, CDL AND KITE EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE.

12.	INDEMNITY; LIABILITY; INSURANCE

12.1 Indemnification.

(a) Indemnification by CDL. CDL hereby agrees to defend, hold harmless and indemnify (collectively, “Indemnify”) Kite and its Affiliates, and its and their respective agents, directors, officers and employees (each, a “Kite Indemnitee”) from and against any Claims against any Kite Indemnitee to the extent arising out of any negligence or intentional misconduct of any CDL Indemnitee or breach of this Agreement (including of any representation or warranty) by any CDL Indemnitee. CDL’s obligation to Indemnify the Kite Indemnitees pursuant to this Section 12.1(a) shall not apply to the extent that any such Claims arise out of (A) Kite’s breach of this Agreement or any negligence or intentional misconduct of any Kite Indemnitee, or (B) any activity set forth in Section 12.1(b) for which Kite is obligated to indemnify the CDL Indemnitees.

(b) Indemnification by Kite. Kite hereby agrees to Indemnify CDL and its Affiliates, and its and their respective agents, directors, officers and employees (each, a “CDL Indemnitee”) from and against any and all Claims against any CDL Indemnitee to the extent arising out of: (i) Kite’s Exploitation of Licensed Products or the exercise by or under the authority of Kite  of the  rights  and licenses  granted to  Kite under this  Agreement;  or (ii)   any

negligence or intentional misconduct of any Kite Indemnitee or breach of this Agreement (including of any representation or warranty) by any Kite Indemnitee. Kite’s obligation to Indemnify the CDL Indemnitees pursuant to this Section 12.1(b) shall not apply to the extent that any such Claims arise out of (A) CDL’s breach of this Agreement or any negligence or intentional misconduct of any CDL Indemnitee, or (B) any activity set forth in Section 12.1(a) for which CDL is obligated to indemnify the Kite Indemnitees.

12.2 Procedures. To be eligible to be Indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt written notice of the Claim giving rise to the indemnification obligation pursuant to this Section 12.1 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided,  however, that any failure or delay to notify shall not excuse any obligation of the indemnifying Party except to the extent the indemnifying Party is actually prejudiced thereby. The indemnifying Party shall not enter into any settlement that admits fault, wrongdoing or damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party, provided that the indemnifying Party shall have no obligations with respect to any Claims resulting from the indemnified Party’s admission, settlement or other communication without the prior written consent of the indemnifying Party.

12.3 Insurance. Each Party shall maintain in full force and effect during the Term, and for a period of not less than […***…] thereafter, valid and collectible insurance policies providing liability insurance coverage to protect against potential liabilities and risk arising out of activities to be performed under this Agreement.

12.4 Limitation of Liability. EXCEPT WITH RESPECT TO (A) A BREACH OF EACH PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10, OR (B) THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 12, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING LOSS OF PROFITS OR ANTICIPATED SALES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.	TERM; TERMINATION

13.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date, and, unless terminated earlier as provided in the remainder of this Article 13, shall continue in full force and effect, on a country-by-country and Licensed Product-by- Licensed Product basis, until the expiration of all of Kite’s payment obligations hereunder (the “Term”), after which time Kite shall retain a perpetual, irrevocable, sublicenseable,  nonexclusive license to any Intellectual Property Rights licensed to Kite pursuant to the terms of this Agreement during the Term, solely within the scope of the licenses granted to Kite herein during the Term.  The Research Term shall expire as set forth in Section 2.1(c).

***Confidential Treatment Requested

13.2 Termination by Kite. Subject to Section 13.6, Kite may terminate this Agreement for any reason at any time upon […***…] written notice to CDL. Upon any termination by Kite for convenience, all licenses and other rights granted to Kite pursuant to this Agreement shall terminate as of the effective date of such termination.

13.3 Termination for Material Breach. Either Party may terminate this Agreement  by written notice referencing this Section 13.3 and specifying the breach to the other Party if the other Party is in breach of its material obligations under this Agreement and has not cured such breach within […***…] after notice requesting cure of the breach; provided, however, that in the event of a good faith dispute with respect to the existence of a material breach, this Agreement shall not be terminated unless it is finally determined under Article 14 that this Agreement was materially breached, and the breaching Party fails to cure such breach within […***…] after such determination.

13.4 Termination for Insolvency. If, at any time during the Term (i) a case is commenced by or against either Party under Title 11, United States Code, as amended, or analogous provisions of Applicable Law outside the United States (the “Bankruptcy Code”) and, in the event of an involuntary case under the Bankruptcy Code, such case is not dismissed within […***…] after the commencement thereof, (ii) either Party files for or is subject to the institution of bankruptcy, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (iii) either Party assigns all or a substantial portion of its assets for the benefit of creditors, (iv) a receiver or custodian is appointed for either Party’s business, or (v) a substantial portion of either Party’s business is subject to attachment or similar process; then, in any such case ((i), (ii), (iii), (iv) or (v)), the other Party may terminate this Agreement upon written notice to the extent permitted under Applicable Law. All rights and licenses granted  under or pursuant to this Agreement by CDL to Kite (and Kite to CDL, as applicable), are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the  Bankruptcy Code, licenses of rights to “intellectual property” as defined under Article 101(35A) of the Bankruptcy Code. The Parties agree that each Party, as a licensee of such Intellectual Property Rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the Bankruptcy Code or analogous provisions of applicable Laws outside the United States, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such Party and all embodiments of such intellectual property, which, if not already in such Party’s possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon such Party’s written request therefor, unless the Party in the bankruptcy proceeding elects to continue to perform all of its obligations under this License Agreement or

(b) if not delivered under clause (a), following the rejection of this License Agreement in the bankruptcy proceeding, upon written request therefor by the other Party. The Parties further agree that, upon the occurrence of a Bankruptcy Event with respect to a Party, each Party shall have the right to retain and enforce their rights under this Agreement.

13.5 Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, CDL may terminate this Agreement if Kite or its Affiliates or Sublicensees, individually or in association with any other person or entity, commences a legal action challenging the validity, enforceability or scope of any CDL Patents.

***Confidential Treatment Requested

13.6 Effect of Termination.

(a) Accrued Obligations. Expiration or termination of this Agreement for any reason shall not release either Party of any obligation or liability which, at the time of such expiration or termination, has already accrued to such Party or which is attributable to a period prior to such expiration or termination. In addition, Articles 8, 10 (pursuant to its terms), 12,  13.6, 14 and 15, and Sections 7.11 and 7.12 (to the extent applicable to payment obligations accruing prior to the date of termination or expiration) shall survive any termination or expiration of this Agreement.

(b) Non-Exclusive Remedy. Notwithstanding anything herein to the contrary, termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or in equity.

(c) Consequences of Termination for Material Breach.

(i) If this Agreement is terminated pursuant to Section 13.3 by CDL, all licenses and other rights granted to Kite pursuant to this Agreement shall terminate as of the effective date of termination;

(ii) If this Agreement is terminated pursuant to Section 13.3 by Kite, (A) Kite shall be entitled to retain all licenses and other rights granted to it pursuant to this Agreement, and (B) the financial provisions set forth in Article 7 shall continue to apply to Kite’s Exploitation of Licensed Products following the effective date of termination, provided that in determining pursuant to Article 14 that a material breach has occurred permitting Kite to terminate this Agreement, the arbitrator shall also be authorized to effect an equitable reduction in the milestone payments and royalties that would otherwise be payable by Kite under Article 7 commensurate with the degree of economic harm suffered by Kite as a direct result of such material breach by CDL.

(d) Financial Obligations. If this Agreement is terminated prior to the expiration of the Research Term, or if the Research Term expires following achievement of the Research Milestones prior to the […***…] of the Effective Date, then unless the Parties have agreed that CDL will perform additional activities pursuant to Section 2.1(c), CDL shall use reasonable efforts to minimize costs incurred in relation to the Research Program and in conducting any wind down or completion activities after receipt of a notice of termination from Kite (or expiration of the Research Term, as applicable). Upon any termination or expiration of this Agreement, or termination or expiration of the Research Term, if applicable, CDL shall submit a final invoice to Kite for all unreimbursed Research Funding and/or […***…] Cost Support incurred or committed (to the extent they cannot be reasonably canceled or mitigated) by CDL in accordance with Section 7.2 through the effective date of the applicable termination or expiration, and all reasonable internal direct and out of pocket costs and expenses incurred by CDL in connection with winding down the Research Program or conducting completion activities as mutually agreed by the Parties pursuant to Section 2.1(c).

***Confidential Treatment Requested

(e) Return of Materials. Upon termination or expiration of this Agreement, each Party shall return to the other Party or destroy all Confidential Information and materials (including any Kite Materials) provided to it by the other Party and all copies and embodiments thereof, except that each Party may retain one copy of the other Party’s Confidential Information in its confidential files solely for archival purposes.

14.	DISPUTE RESOLUTION

14.1 Disputes.  If the Parties or the JDC are unable to resolve any dispute arising out  of or in connection with this Agreement, either Party may, by written notice to the other, have such dispute referred to the CEOs of each of CDL and Kite or their respective equivalents, or designees for attempted resolution by good faith negotiations within […***…] after such notice is received. In such event, the Parties shall cause their respective officers or their designees to meet (face-to-face or by teleconference) and be available to attempt to resolve such issue. If the Parties should resolve such dispute, a memorandum setting forth their agreement shall be prepared and signed by both Parties at either Party’s request. If the Parties are unable to resolve any dispute that is related to the Research Plan, Kite shall have the final decision-making authority with respect to such dispute, except for any dispute as to whether the Research Milestones (or either of them) have been met, which shall be subject to resolution pursuant to Section 14.2 if the Parties are unable to reach agreement following escalation to their respective CEOs as set forth in this Section 14.1. Furthermore, Kite shall have no authority to require CDL to incur costs or to increase its commitment of resources to the Research Program in excess of  the Research Funding and […***…], or to incur expenditures that are not included within the budget for the Research Plan and/or subject to reimbursement by Kite, without CDL’s prior written consent.

14.2 Arbitration. In the event that the Parties are unable to resolve any dispute pursuant to Section 14.1 that is not related to the Research Plan, then either Party may initiate arbitration pursuant to this Section 14.2. Any arbitration under this Section 14.2 shall be held in Los Angeles, California, and administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures (the “Rules”) by three (3) arbitrators appointed in accordance with such Rules. The arbitrators shall allow reasonable discovery, in an amount determined by the  arbitrator to be necessary in view of the issues in dispute. The costs of such arbitration shall be shared equally by the Parties, and each Party shall bear its own expenses in connection with the arbitration. The parties  shall  use  good  faith efforts  to  complete  arbitration under this  Section 14.2 within […***…] following the initiation of such arbitration. The arbitrators shall establish reasonable additional procedures to facilitate and complete such arbitration within such […***…] period. The arbitrators shall have discretion to award all or any part of the costs of the arbitration, including reasonable attorneys’ fees, to the prevailing Party. Nothing in this Agreement shall limit the right of either Party to seek any equitable or interim relief or provisional remedy, including injunctive relief, from any court of competent jurisdiction. Judgment on the award may be entered in any court of competent jurisdiction. The existence of and  proceedings  in  the  arbitration  shall  be  considered  the  Confidential  Information  of both Parties and shall be subject to the terms of Article 10.

***Confidential Treatment Requested

15.	MISCELLANEOUS

15.1 Force Majeure. Except with respect to payment of money, neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, terrorist acts, strike, flood, or governmental acts or restriction, or other cause that is beyond the reasonable control of the respective Party. The Party affected by such force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance  of any such obligation under this Agreement is delayed owing to such a force majeure for any continuous period of more than […***…], the Parties shall consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

15.2 Relationship. The Parties agree that the relationship of CDL and Kite established by this Agreement is that of independent contractors. Furthermore, the Parties agree that this Agreement does not, is not intended to, and shall not be construed to, establish an employment, agency or any other relationship. Except as may be specifically provided herein, neither Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other Party, or otherwise act as an agent for the other Party for any purpose.

15.3 Assignment. This Agreement shall not be assignable by either Party to any Third Party without the written consent of the other Party and any such attempted assignment shall be void. Notwithstanding the foregoing, either Party may assign this Agreement, without the  written consent of the other Party, to its Affiliate or an entity that acquires all or substantially all of the business or assets of such Party to which this Agreement pertains (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms  and conditions of this Agreement. No assignment or transfer of this Agreement shall be valid  and effective unless and until the assignee/transferee agrees in writing to be bound by the provisions of this Agreement. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties, and for the avoidance of doubt, the exclusivity provisions applicable to CDL pursuant to Section 6.4 shall continue to apply to CDL and its Affiliates (and any successor-in-interest to CDL) for the duration of the Exclusivity Term following any Change of Control transaction involving either Party. Except as expressly provided in this Section 15.3, any attempted assignment or transfer of this Agreement shall be null and void.

15.4 Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party   that drafted such terms and provisions.

***Confidential Treatment Requested

15.5 Waiver. Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances shall be construed  as a continuing waiver of such condition or term or of another condition or term.

15.6 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall make specific reference to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.6, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, (b) on the day of sending by facsimile or email (with documented confirmation of receipt), if followed by mailing by first class certified or registered mail, postage prepaid, return receipt requested, or (c) five (5) days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to CDL, addressed to:Cell Design Labs, Inc.

4165 Canyon Road,

Lafayette, CA 94549 Attention: President and CEO

Email: brian@celldesignlabs.com

With a copy to:	Cooley LLP 3175 Hanover St.

Palo Alto, CA 94304 Attention: Robert L. Jones Facsimile:  650 849-7400

Email: rjones@cooley.com If to Kite, addressed to:Kite Pharma, Inc.

2225 Colorado Avenue, Santa Monica, CA 90404 Attention: Corporate Counsel

Email: legal@kitepharma.com

With a copy to:	Faber Daeufer & Itrato, PC 890 Winter Street #315

Waltham, MA 02451 Attention: Gregory J. Ikonen Facsimile: 781 795-4747

Email: greg.ikonen@faberlawgroup.com

15.7 Severability. Any term or provision of this Agreement that is held to be invalid, void, or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of  the invalid, void, or unenforceable term or provision in any other situation or in any other jurisdiction. If any term or provision of this Agreement is declared invalid, void, or unenforceable, the Parties agree that the authority making such determination will have the  power to and shall, subject to the discretion of such authority, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

15.8 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California exclusively without regard to any conflict of law rule that would result in the application of the laws of any jurisdiction other than the State of California.

15.9 Compliance with Law. In performing its duties under this Agreement, each  Party shall at all times comply with all applicable international, federal, state and local laws. Without limiting any of the foregoing, each Party agrees that it shall not download, export, or re- export any software or technical data received hereunder, regardless of the manner in which received, (a) into, or to a national or resident of, any country to which the United States has embargoed goods, or (b) to anyone on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders.

15.10 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean  the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement:  (a) the words “include” or “including” shall be construed as incorporating, also,  “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day  or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or;”(f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any Applicable Laws, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement Applicable Laws thereto; and (j) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party under this Agreement.

15.11 Counterparts. This Agreement may be executed in two or more counterparts (whether delivered by email via .pdf format, facsimile or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party.

15.12 Entire Agreement. This Agreement with its Exhibits (a) constitutes the entire agreement and supersedes, as of the Effective Date, all prior and contemporaneous agreements, negotiations, arrangements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person or entity, other than the Parties, any rights, benefits, or remedies of any nature whatsoever. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of the Parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

CELL DESIGN LABS, INC.		KITE PHARMA, INC.

By:	/s/ Brian Atwood	By:
Name:	Brian Atwood	Name:
Title:	Chief Executive Officer	Title:

List of Exhibits

Exhibit A – Initial Research Plan

Exhibit B – CDL Patents

Exhibit C – Alliance Managers

Exhibit D – Program Targets

Exhibit E – Target Candidates

Exhibit F – Form of Press Release

[Signature Page to Research Collaboration and License Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement  to  be  duly  executed by  their  authorized representatives  as of the  Effective Date.

CELL DESIGN LABS, INC.	KITE PHARMA, INC.

By:	By:	/s/ Arie Belldegrun
Name:	Name:	Arie Belldegrun, M.D.
Title:	Title:	President & Chief Executive Officer

List of Exhibits

Exhibit A – Initial Research Plan

Exhibit B – CDL Patents

Exhibit C – Alliance Managers

Exhibit D – Program Targets

Exhibit E – Target Candidates

Exhibit F – Form of Press Release

[Sigature Page to Research Collaboration and License Agreement]

CONFIDENTIAL	EXECUTION VERSION

Exhibit A

RESEARCH PLAN1

Using SWITCH Technology (as defined in this Agreement), CDL will develop ON/OFF molecular switches using SWITCH Technology for CAR T-Cells directed to Program Targets according to the activities described below. CDL will use Commercially Reasonable Efforts to achieve the objectives and activities described in this Research Plan and provide CAR-SWITCH constructs to Kite as described in the schedule of deliverables set forth below (collectively, Deliverables 1, 2 and 3, the “Research Program Deliverables”). CDL will develop various ON/OFF molecular switches using the following […***…]

1 Capitalized terms not otherwise defined in this Research Plan will have the meanings assigned to the terms in the Agreement.

***Confidential Treatment Requested

[…***…]

2

***Confidential Treatment Requested

[…***…]

3

***Confidential Treatment Requested

[…***…]

4

***Confidential Treatment Requested

[…***…]

5

***Confidential Treatment Requested

[…***…]

6

***Confidential Treatment Requested

Exhibit B

CDL PATENTS

UC Case Number	Title	United States or PCT Application Number	Filing Date
2013-025	CHIMERIC ANTIGEN RECEPTOR AND METHODS OF USE THEREOF	US 61/765,585 (Appl. No.:14/766,105) PCT US 14/016,527	2/15/2013 2/14/2014
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

7

***Confidential Treatment Requested

Exhibit C

ALLIANCE MANAGERS

For Kite:

[…***…]

For CDL:

[…***…]

8

***Confidential Treatment Requested

Exhibit D

PROGRAM TARGETS

9

Exhibit E

TARGET CANDIDATES

Associated with AML:

[…***…]

Associated with B-Cell Malignancies:

[…***…]

10

***Confidential Treatment Requested

Exhibit F

FORM OF PRESS RELEASE

Kite Pharma and Cell Design Labs Announce Exclusive Research Collaboration Using Molecular ‘On/Off Switches’ for CAR T-Cell Immunotherapies

-	Kite to License Cell Design Labs’ Synthetic Biology Technology for Applications in Acute Myeloid Leukemia with Exclusive Option for Applications in B-cell Malignancies
-	Cell Design Labs’ Reversible ‘On/Off Switch’ Technology Provides Dynamic Range of Control to Precisely Regulate Activity of Engineered CAR T-Cells
-	Collaboration Highlights Kite’s Commitment to Access First-in-Class Technologies for Next Generation Engineered CAR T-Cell Therapies

SANTA MONICA, Calif. and SAN FRANCISCO, Calif. June 2, 2016 – Kite Pharma, Inc. (NASDAQ: KITE) (“Kite”) and Cell Design Labs, Inc. today announced a research collaboration and license agreement to develop next generation, precision-controlled chimeric antigen receptor (CAR) product candidates that incorporate Cell Design Labs’ molecular “on/off switch” technology.

The use of CARs to redirect T-cells against B-cell malignancies has shown promise as a powerful tool to eradicate cancers. The switch technology employs small molecule-mediated protein dimerization domains to functionally activate the CAR and, similarly, to turn “off” the CAR in the absence of the small molecule. By incorporating “on/off switches” into next generation CAR products, physicians will have the potential to rapidly control and reversibly titrate the activity of CAR T-cells.

Under the agreement, Cell Design Labs will develop “on/off switches” for Kite’s CAR T-cell pipeline. Kite will receive exclusive worldwide rights to develop and commercialize CAR T-cell therapies containing Cell Design Labs’ “on/off switches” directed to certain targets for the treatment of acute myeloid leukemia (AML). Kite also has the exclusive option to develop and commercialize CAR T-cell products containing “on/off switches” directed to certain targets for the treatment of B-cell malignancies.

“Cell Design Labs was established to deploy exciting advances in synthetic biology to build and control cell signaling networks through our “on/off switch” technology,” said Brian Atwood, Co- founder, President, and Chief Executive Officer of Cell Design Labs. “Our platform takes advantage of the modular design of CARs that we believe will create a next generation of CARs whose activation can be titrated or switched on and off by using small molecules that are clinically available. We look forward to working with Kite, a company whose deep understanding of CAR T-cell biology and manufacturing has already generated advanced clinical programs for cancer patients.”

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“Kite remains highly focused on accessing important technologies that could augment the activity and/or improve the safety of our engineered T-cell therapy candidates,” said Arie Belldegrun, M.D., FACS, Chairman, President, and Chief Executive Officer of Kite. “Cell Design Labs has developed an elegant approach to designing CARs. Our collaboration with Cell Design Labs exemplifies Kite’s commitment to bringing the next generation CAR T-cell immunotherapies to patients.”

Under the terms of the agreement, Kite will pay Cell Design Labs an upfront payment and additional payments to support Cell Design Labs’ research. Cell Design Labs will be eligible to receive milestone payments based upon the successful achievement of pre-specified research, clinical, regulatory and commercial milestones, as well as tiered royalties on product sales. Kite has increased its equity investment in Cell Design Labs as part of Cell Design Labs' recent private financings. Arie Belldegrun will join the Board of Directors of Cell Design Labs and David Chang, M.D., Ph.D., Executive Vice President, Research & Development, and Chief Medical Officer of Kite, will join as a Board Observer.

About Kite Pharma, Inc.

Kite Pharma, Inc. is a clinical-stage biopharmaceutical company engaged in the development of novel cancer immunotherapy products, with a primary focus on engineered autologous cell therapy (eACT™) designed to restore the immune system's ability to recognize and eradicate tumors. Kite is based in Santa Monica, CA. For more information on Kite Pharma, please visit www.kitepharma.com. Sign up to follow @KitePharma on Twitter at www.twitter.com/kitepharma.

About Cell Design Labs, Inc.

Cell Design Labs is a biotherapeutics company pioneering breakthrough science to develop disruptive cell-based therapies for cancer and other devastating diseases. Based on innovative research from Dr. Wendell Lim’s lab at the University of California, San Francisco, Cell Design Labs leverages the power of the body’s immune system to develop smart, living therapies with the capability to treat our most challenging diseases with unprecedented power, precision, safety and durability. Using its proprietary technology platform for custom cell engineering, Cell Design Labs will develop its own portfolio of anti-cancer therapies as well as create partnerships with leading oncology companies. Initially focused on cancer, including both hematologic and solid tumors, this broad technology may also have applications in other complex diseases such as autoimmune and degenerative disorders. To learn more about Cell Design Labs, please visit our website at: www.celldesignlabs.com.

Kite Pharma, Inc. Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The press release may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking

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statements. Forward-looking statements include statements regarding intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the ability to research and develop CAR product candidates with Cell Design Labs’ “on/off switch” technology; the success of such product candidates and the ability to control the activity of such product candidates; and the ability to advance Kite's pipeline through new technologies. Various factors may cause differences between Kite's expectations and actual results as discussed in greater detail in Kite's filings with the Securities and Exchange Commission, including without limitation in its Form 10-Q filed with the SEC on May 9, 2016. Any forward-looking statements that are made in this press release speak only as of the date of this press release. Kite assumes no obligation to update the forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Kite Pharma Contacts: Greg Mann

Kite Pharma

VP, Investor Relations gmann@kitepharma.com

For Media: inVentiv Health David Polk

310-309-1029

david.polk@inventivhealth.com

Anne Cummings 212-845-5632

anne.cummings@inventivhealth.com

Cell Design Labs Contact: Brian Atwood

415-634-5955

brian@celldesignlabs.com

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